                                                                    CONFIDENTIAL


BOARD OF DIRECTORS

CONFIDENTIAL INFORMATION PACKAGE



September 22, 1995



PaineWebber Incorporated

                                             ROCKEFELLER CENTER PROPERTIES, INC.


TABLE OF CONTENTS


I.   Introduction

          RCPI CURRENT SITUATION

II.  Summary of Alternatives

III. Zell Transaction

IV.  Goldman Proposal

V.   Independent Alternative

APPENDIX

     A.   GOLDMAN, SACHS TERM SHEET DATED SEPTEMBER 11, 1995
          GOLDMAN, SACHS 13D/A FILING DATED SEPTEMBER 18, 1995

     B. LETTER OF INTENT BETWEEN RCPI, NBC AND EQUITY OFFICE HOLDINGS DATED SEPTEMBER 11, 1995

     C.   ASSUMPTIONS USED IN CASH FLOW MODELS

PaineWebber Incorporated

                                             ROCKEFELLER CENTER PROPERTIES, INC.


I. INTRODUCTION -- RCPI CURRENT SITUATION


     - On September 12, 1995, Rockefeller Center Properties, Inc. ("RCPI" or the "Company") and Equity Office Holdings, L.L.C. ("Zell") executed an Agreement and Plan of Combination (the "Zell Transaction") dated as of September 11, 1995.

     - The Zell Transaction contemplates a $250 million equity investment in a recapitalization and deleveraging of RCPI by Zell and other institutional investors (the "Zell Investors"). The Zell Investors include The Walt Disney Company and General Electric and the National Broadcasting Company. The equity investment will be increased to $265 million in the event of a specified "consensual" transaction with Rockefeller Center Properties and RCP Associates (collectively, the "Borrower"). The Zell Transaction is discussed further in Tab III.

     - After RCPI reached an agreement with Zell on September 12, 1995, RCPI received by facsimile transmission a proposal from Goldman Sachs Mortgage Company and Whitehall Street Real Estate Limited Partnership V ("Goldman" or "Goldman, Sachs" and the "Goldman Proposal") dated as of September 11, 1995.

     - The Goldman Proposal contemplates (i) a $100 million equity investment by Goldman, (ii) a $100 million rights offering to existing RCPI equity holders (including Goldman) underwritten by Goldman and (iii) a $50 million commitment by Goldman to underwrite an additional rights offering in the next three years if desired by RCPI's Board of Directors. The Goldman Proposal is discussed further in Tab IV.


PaineWebber Incorporated                                                       1

                                             ROCKEFELLER CENTER PROPERTIES, INC.


INTRODUCTION -- RCPI CURRENT SITUATION

     - Also on September 12, 1995, the Borrower announced its intent to transfer ownership to RCPI (the "Transfer"), pursuant to a reorganization plan, of the 12 landmarked buildings at Rockefeller Center ("Rockefeller Center" or the "Property") that serve as collateral for RCPI's $1.3 billion loan to the Borrower. The Borrower announced its intent to enter a Transfer in both a press release and in a verbal statement that day in Federal Bankruptcy Court.

     - The Federal Bankruptcy Court established on September 12, 1995 the following tentative dates to proceed with the proposed Transfer between RCPI and the Borrower. These dates assume successful negotiations with the Borrower with respect to the Transfer.

          -- October 3, 1995: Filing of joint plan of reorganization and disclosure statement by RCPI and the Borrower

          -- October 30, 1995: Hearing to consider the disclosure statement

          -- November 28, 1995: Hearing to confirm the joint plan of reorganization. The Court warned that a bankruptcy case of this size will probably require more than one confirmation hearing to receive final approval of the bankruptcy plan by the Court

     - Based on the schedule outlined by the Bankruptcy Court, it is expected that confirmation of a joint plan of reorganization would occur in December 1995 or January 1996, although neither the timing nor the outcome is certain.

     - The purpose of this presentation is to review RCPI's current strategic alternatives with respect to the Zell Transaction and the Goldman Proposal. The presentation also briefly considers an "Independent Alternative." A summary of the alternatives is provided in Tab II.


PaineWebber Incorporated                                                       2
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                                             ROCKEFELLER CENTER PROPERTIES, INC.



II.  SUMMARY OF ALTERNATIVES


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          NET PRESENT VALUE PER SHARE AT VARIOUS
     STRATEGIC             PRIMARY                    PRIMARY            SCENARIO                 DISCOUNT RATES (4)
    ALTERNATIVE  TAB      ADVANTAGES               DISADVANTAGES           (3)         -------------------------------------------
                                                                                       10%     11%    12%     13%     14%     15%
----------------------------------------------------------------------------------------------------------------------------------

1   ZELL         III  - More Conservative     - RCPI Share Reduced to       BASE
    TRANSACTION         Capital Structure       either 39% (Base) or        2007      $8.40   $7.66  $7.00   $6.40   $5.87   $5.39
    (1)               - Less Expensive Debt     30% (Alternative)           2000      $8.25   $7.90  $7.57   $7.25   $6.95   $6.67
                      - Strength in Borrower  - 62.5% Shareholder
                        Negotiations            Vote Required            ALTERNATIVE
                      - Zell Interest         - Practical Difficulties      2007      $7.44   $6.80  $6.22   $5.71   $5.24   $4.82
                        Alignment               in Prepaying                2000      $7.41   $7.09  $6.80   $6.51   $6.25   $5.99
                      - Long Term Property      Goldman Debt
                        Value Focus           - Zell Investors Control
                      - Operating Expertise     Over Nureit,
                      - Balance Sheet           Subject to Independent
                        Flexibility             Board
                      - Agreement Executed    - RCPI Bears Goldman
                      - Updated Corporate       Risk
                        Charter               - Certain Bankruptcy
                                                Court Approval Required
                                                to Close
                                              - Transaction Uncertainty
                                                and Complexity

----------------------------------------------------------------------------------------------------------------------------------

2   GOLDMAN      IV   - Goldman Cooperation   - Higher and Increasing       BASE
    PROPOSAL (2)      - 50% Shareholder Vote    Leverage                    2007      $8.24   $7.52  $6.87   $6.29   $5.76   $5.29
                        Required              - More Expensive Debt         2000      $8.01   $7.67  $7.35   $7.04   $6.75   $6.47
                      - Updated Corporate     - Less Balance Sheet
                        Charter                 Flexibility              ALTERNATIVE
                      - 18% Share Price       - Goldman Debt Interest       2007      $8.03   $7.34  $6.72   $6.17   $5.66   $5.21
                        Premium to Zell         and Equity Interest         2000      $7.85   $7.51  $7.20   $6.90   $6.62   $6.35
                        Transaction           - Goldman Control Over
                      - RCPI Shareholder        Nureit, Subject to
                        Participation/          Independent Board
                        Mandate

----------------------------------------------------------------------------------------------------------------------------------

3   INDEPENDENT   V   - Reduced Shareholder   - Inflexible Corporate        N/A       N/A     N/A     N/A     N/A     N/A     N/A
    ALTERNATIVE         Ownership Dilution      Charter
                      - RCPI Rights Offering  - Potential Inability
                        can be Achieved         to Meet Short Term
                        Without Shareholder     Cash Obligations
                        or Goldman Approval   - No Operating Partner
                                              - Triggers Goldman
                                                Anti-Dilution



(1) The Zell scenarios assume a GE/NBC credit lease financing based on current market quotes. The ability to achieve such a financing is dependent upon completion of a definitive agreement on terms substantially similar to the Letter of Intent signed by RCPI, NBC and Equity Office Holdings on September 11, 1995 which is included in Appendix B.

     Zell Base Scenario assumes that Goldman receives anti-dilution protection only on the $23 million private placement of RCPI shares to the Zell Investors.

     Zell Alternative Scenario assumes that Goldman receives anti-dilution protection on both the RCPI and Nureit shares purchased by the Zell Investors.

(2)  Goldman Base Scenario contemplates a $200 million equity investment through
     (i) a $100 million private placement to Goldman and (ii) a $100 million rights offering to Goldman and RCPI shareholders.

     Goldman Alternative Scenario contemplates a $250 million equity investment through (i) a $100 million private placement to Goldman and (ii) a $150 million rights offering to Goldman and RCPI shareholders.

(3) Analyses assume a sale of the property in either December 2000 or December 2007, as detailed in Appendix C.

(4) Net present value calculated as of January 1, 1996. Discussion of discount rate theory in footnotes to Financial Summary in Tabs III and IV. Other assumptions set forth in Appendix C.


PaineWebber Incorporated                                                       3

                                             ROCKEFELLER CENTER PROPERTIES, INC.


SUMMARY OF ALTERNATIVES -- DEBT STRUCTURE


----------------------------------------------------------------------------------------------------------------------------------
($ IN MILLIONS)
                                                    NUREIT                                ASSUMED
           STRATEGIC                            INDEBTEDNESS ON              ASSUMED      INTEREST     1996 DEBT      REQUIRED
          ALTERNATIVE             TAB           JANUARY 1, 1996              AMOUNT         RATE      SERVICE (8)   AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------------

1    ZELL TRANSACTION BASE        III  GE/NBC Credit Lease Financing (3)     $355.0        7.25% (6)     $25.6      27 Years (9)
     SCENARIO (1)                      Commercial Bank Loan (Chemical)        344.0        8.25%          28.4          None
                                                                             ------        ----          ----
                                               TOTAL/WEIGHTED AVERAGE        $699.0        7.74%         $54.0

----------------------------------------------------------------------------------------------------------------------------------

2    GOLDMAN PROPOSAL BASE        IV  Whitehall Debentures                   $ 75.0 (4)   14.00%         $10.5          None
     SCENARIO (2)                     Third Party Debt                        300.0        9.50% (7)      28.5          None
                                      Zero Coupon Convertible Debentures      360.3 (5)   10.22%          36.8        Accretes
                                                                             ------        ----          ----
                                               TOTAL/WEIGHTED AVERAGE        $735.3       10.31%         $75.8

----------------------------------------------------------------------------------------------------------------------------------


CONSIDERATIONS

- On December 31, 2000, total debt is projected to be $887 million under the Goldman Proposal Base Scenario and $673 million under the Zell Transaction Base Scenario, a $214 million differential.

- The Zell Transaction debt structure provides for $148 million of cumulative interest savings (including accrued interest) over the next five years.

- In 2001, the Zell Transaction Base Scenario debt structure is projected to allow for 2.3x debt service coverage as opposed to 1.6x under the Goldman Proposal Base Scenario.


---------------

(1) Zell Base Scenario assumes that Goldman receives anti-dilution protection only on the $23 million private placement of RCPI shares to the Zell Investors.
(2)  Goldman Base Scenario contemplates a $200 million equity investment through
     (i) a $100 million private placement to Goldman and (ii) a $100 million rights offering to Goldman and RCPI shareholders.
(3)  Assumes GE / NBC credit lease financing based on current market quotes.
     The ability to achieve such a financing is dependent upon completion of a definitive agreement on terms substantially similar to the Letter of Intent signed by RCPI, NBC and Equity Office Holdings on September 11, 1995 which is included in Appendix B.
(4)  Payable in cash or, if Net Cash Flow is insufficient, in kind.
(5) Debt principal accretes at 10.225% through December 31, 2000. If bondholders do not elect to convert on December 31, 2000, the Zero Coupon Convertible Debentures will automatically be exchanged for non-convertible floating rate notes which will bear interest at a rate equal to 90-day LIBOR plus a spread of between 25 to 100 basis points (assumed to be LIBOR + 50 basis points (7.50% assumed) for purposes of this analysis).
(6)  Effective monthly payment rate of 8.45%, including principal amortization.
(7) Represents estimated LIBOR spread in Goldman Proposal of LIBOR + 300 basis points plus an estimated 50 basis points for term interest rate swaps, for a fixed rate of 9.50%.
(8) Interest only, includes non-cash payment of interest on Zero Coupon Convertible Debentures for comparative purposes.
(9)  Based on 27 year amortization with monthly payments.


PaineWebber Incorporated                                                       4

                                             ROCKEFELLER CENTER PROPERTIES, INC.


III.  ZELL TRANSACTION

FINANCIAL SUMMARY


                                                      FULLY                      NET PRESENT VALUE PER SHARE AT VARIOUS
                                                  DILUTED SHARES                 DISCOUNT RATES AS OF JANUARY 1, 1996 (4)
SCENARIO (1)                                        OUTSTANDING           --------------------------------------------------------
                                                                          10%       11%       12%       13%       14%       15%
----------------------------------------------------------------------------------------------------------------------------------

  BASE        GOLDMAN RECEIVES ANTI-DILUTION
              PROTECTION ONLY IN RCPI
              Sell Property in 2007                  97,576,748          $8.40     $7.66     $7.00     $6.40     $5.87     $5.39
              Sell Property in 2000                  97,576,748          $8.25     $7.90     $7.57     $7.25     $6.95     $6.67

  ALTERNATIVE GOLDMAN RECEIVES ANTI-DILUTION
              PROTECTION IN RCPI AND NUREIT
              Sell Property in 2007                 127,111,973          $7.44     $6.80     $6.22     $5.71     $5.24     $4.82
              Sell Property in 2000                 127,111,973          $7.41     $7.09     $6.80     $6.51     $6.25     $5.99

----------------------------------------------------------------------------------------------------------------------------------


INDEBTEDNESS ON JANUARY 1, 1996
----------------------------------------------------------------------------------------------------------------------------------
  (IN MILLIONS)                                                ASSUMED                   ASSUMED                    REQUIRED
  DEBT OUTSTANDING                                             AMOUNT                 INTEREST RATE               AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------------

  GE/NBC Credit Lease Financing (2)                            $355.0                    7.25% (3)                 27 Years (5)
  Commercial Bank Loan (Chemical)                               344.0                    8.25%                        None
                                                               ------                    ----
  Total/Weighted Average                                       $699.0                    7.74%

----------------------------------------------------------------------------------------------------------------------------------


--------------

(1) Zell Base Scenario assumes that Goldman receives anti-dilution protection only on the $23 million private placement of RCPI shares to the Zell Investors. Goldman Base Scenario contemplates a $200 million equity investment through (i) a $100 million private placement to Goldman and
     (ii) a $100 million rights offering to Goldman and RCPI shareholders. Debt structures are identical for Base and Alternative Scenarios.
(2)  Assumes GE / NBC credit lease financing based on current market quotes.
     The ability to achieve such a financing is dependent upon completion of a definitive agreement on terms substantially similar to the Letter of Intent signed by RCPI, NBC and Equity Office Holdings on September 11, 1995 which is included in Appendix B. If the GE / NBC financing does not occur, the debt would consist solely of the commercial bank loan resulting in an NPV range (2007 Property sale; 10% to 15% discount rates) of $8.09 to $5.15, respectively, in the Base Scenario and $7.16 to $4.60, respectively, in the Alternative Scenario.
(3)  Effective payment rate of 8.45%, including principal amortization.
(4) The selection of an appropriate discount rate to use in calculating net present value requires consideration of a broad range of qualitative and quantitative variables. These variables include but are not limited to (i) the entity's cost of debt and equity capital on both an overall and marginal basis, (ii) the entity's leverage level with respect to its ability to service debt and its debt ratio relative to comparable companies in its industry, (iii) the entity's capital structure flexibility with respect to restrictive covenants and (iv) other important factors.
(5)  Based on monthly 27 year amortization with monthly payments.


PaineWebber Incorporated                                                       5

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION DEBT STRUCTURE

DEBT PRINCIPAL BALANCE (1)



(IN MILLIONS)                                                         AS OF YEAR ENDING DECEMBER 31,
                                          --------------------------------------------------------------------------------------
                                           1996            1997           1998            1999           2000           2001
--------------------------------------------------------------------------------------------------------------------------------

GE/NBC Credit Lease Financing             $350.6          $345.9         $340.8          $335.3         $329.4         $323.1
Commercial Bank Loan (Chemical)            344.0           344.0          344.0           344.0          344.0          344.0
                                          ------          ------         ------          ------         ------         ------
Total Debt                                $694.6          $689.9         $684.8          $679.3         $673.4         $667.1
--------------------------------------------------------------------------------------------------------------------------------


DEBT SERVICE COVERAGE (1)
(IN MILLIONS, EXCEPT COVERAGE RATIOS)       1996            1997           1998            1999           2000           2001
--------------------------------------------------------------------------------------------------------------------------------

EBITDA (2)                                $ 66.4          $ 94.9          $118.5          $122.6         $121.4         $117.8
Interest Expense -- Cash                  $ 54.0          $ 53.6          $ 53.3          $ 52.9         $ 52.5         $ 52.1
Debt Service Coverage -- Cash               1.23x           1.77x           2.22x           2.32x          2.31x          2.26x
--------------------------------------------------------------------------------------------------------------------------------


(1) Debt structures are identical for Zell Transaction Base and Alternative Scenarios.
(2) Property net operating income, plus interest income received, less general and administrative expenses.


PaineWebber Incorporated                                                       6

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION OWNERSHIP

ZELL BASE SCENARIO: GOLDMAN RECEIVES ANTI-DILUTION PROTECTION ONLY IN RCPI


--------------------------------------------------------------------------------------------------------------------------------
                                            SHARES        % PRIMARY          WARRANTS &          TOTAL FULLY      % FULLY
                                            OWNED          SHARES              SARS                DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        38,260,704         45.7%                   --           38,260,704          39.2%
Zell Investors                           45,454,545         54.3%             3,333,829          48,788,374          50.0%
Goldman, Sachs                                   --          0.0%            10,527,670          10,527,670          10.8%
                                         ----------        -----             ----------         -----------         -----
                                         83,715,249        100.0%            13,861,499          97,576,748         100.0%
--------------------------------------------------------------------------------------------------------------------------------


ZELL ALTERNATIVE SCENARIO: GOLDMAN RECEIVES ANTI-DILUTION PROTECTION IN BOTH RCPI AND NUREIT
--------------------------------------------------------------------------------------------------------------------------------

                                            SHARES        % PRIMARY          WARRANTS &          TOTAL FULLY      % FULLY
                                            OWNED          SHARES              SARS                DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        38,260,704         45.7%                   --           38,260,704          30.1%
Zell Investors                           45,454,545         54.3%            18,101,442          63,555,987          50.0%
Goldman, Sachs                                   --          0.0%            25,295,283          25,295,283          19.9%
                                         ----------        -----             ----------         -----------         -----
                                         83,715,249        100.0%            43,396,724         127,111,973         100.0%
--------------------------------------------------------------------------------------------------------------------------------



PaineWebber Incorporated                                                       7

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION STRUCTURE

TRANSACTION STRUCTURE

- Sale of assets of RCPI to Nureit, which will ultimately own and operate Rockefeller Center.

- Equity investment by Zell Investors in Nureit of $250 million in a non-consensual transaction. The $265 million investment by the Zell Investors in a specified consensual transaction with the Borrower is not assumed in these analyses.

- Approximately $699 million placement of intermediate and long term, fixed rate debt.

     -- Nureit will raise approximately $355 million through a 27 year term, AAA-rated credit lease financing on the NBC space at a rate of approximately 75 basis points over the yield on the interpolated 27 year Treasury bond.

     -- Nureit will also raise approximately $344 million for 5 years at a rate of approximately LIBOR + 175 basis points plus an estimated 50 basis points for full term interest rate swaps, which will result in a fixed rate of approximately 8.25%. Chemical Bank has been identified as a potential lender at these terms.

- RCPI equity holders (including Goldman) will receive 50% of Nureit on a fully diluted basis and approximately $835 million cash to repay all existing indebtedness, retire the swaps and fund estimated transaction costs.

- If Goldman's anti-dilution protection is not enforceable against Nureit's capitalization (Zell Base Scenario), upon completion of the transactions the Zell Investors will own 45.5 million shares and 3.3 million SARs, representing 50.0% of the REIT's economics. Goldman, Sachs will own a total of 10.5 million warrants and SARs, representing 10.8% of the REIT's economics. The RCPI shareholders will be diluted to 39.2% of the REIT's economics.

- If Goldman's anti-dilution protection is enforceable against Nureit's capitalization (Zell Alternative Scenario), upon completion of the transactions the Zell Investors will own 45.5 million shares and 18.1 million SARs, representing 50.0% of the REIT's economics. Goldman, Sachs will own a total of 25.3 million warrants and SARs, representing 19.9% of the REIT's economics. The RCPI shareholders will be diluted to 30.1% of the REIT's economics.

- Total indebtedness is projected to decline annually through credit lease financing amortization from approximately $699 million on January 1, 1996. Assuming a $7.50 stock price, this would represent an initial Debt to Total Market Capitalization Ratio of 51%.

- Nureit will have approximately $114 million of working capital upon closing.

-    Nureit's Board will consist of nine Directors with five independent
     Directors.


PaineWebber Incorporated                                                       8

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION CONSIDERATIONS

CONSIDERATIONS

----------------------------------------------------------------------------------------------------------------------------------
                           ADVANTAGES                                                      DISADVANTAGES
----------------------------------------------------------------------------------------------------------------------------------

   - More conservative capital structure -- 51% Debt to Total     - If Goldman anti-dilution extended to Nureit, current RCPI
     Market Capitalization after transaction is completed           shareholders economic interest reduced to 30% (Alternative
     (based on $7.50 stock price)                                   Scenario) versus 39% if anti-dilution extends only to RCPI
                                                                    (Base Scenario)
   - Significantly less expensive debt; weighted average rate
     of approximately 7.74%                                       - Shareholder approval may be difficult to achieve - will
                                                                    require a 62.5% affirmative shareholder vote with Goldman
   - Ability to negotiate the Transfer with Borrower from a         dissent
     position of strength
                                                                  - Practical difficulty in prepayment of Whitehall Debentures
   - Zell interests aligned with common shareholders'               due to timing of cash flow sweep payments.  If unsuccessful,
     interests                                                      RCPI may need to file for bankruptcy to achieve its
                                                                    reorganization
   - Management strategy to maximize long term real estate
     value of Rockefeller Center                                  - Zell Investors will have de facto control over RCPI, subject to an independent board
   - Zell office management expertise
                                                                  - Risk of Goldman anti-dilution borne solely by RCPI, not Zell
   - Disney entertainment / retail expertise                        Investors

   - Balance sheet flexibility                                    - Certain Bankruptcy Court approval required to close

   - Zell Transaction Agreement has been documented and           - Does not have perception of "fairness" of a rights offering executed
                                                                  - Transaction uncertainty and complexity
   - Updated corporate charter
                                                                  - Short term funding offered allows RCPI to fund current
   - Shareholder vote is a mandate for a new company strategy       operations only up to March 1, 1996
     and capitalization policy
----------------------------------------------------------------------------------------------------------------------------------



PaineWebber Incorporated                                                       9

                                             ROCKEFELLER CENTER PROPERTIES, INC.


IV.  GOLDMAN PROPOSAL

FINANCIAL SUMMARY



----------------------------------------------------------------------------------------------------------------------------------
                                                       FULLY                       NET PRESENT VALUE PER SHARE AT VARIOUS
                                                 DILUTED SHARES                  DISCOUNT RATES AS OF JANUARY 1, 1996 (5)
SCENARIO                                           OUTSTANDING             -------------------------------------------------------
                                                                           10%       11%       12%       13%      14%       15%
----------------------------------------------------------------------------------------------------------------------------------

BASE         $200 MILLION EQUITY INVESTMENT
             Sell Property in 2007                 84,182,847             $8.24     $7.52     $6.87     $6.29     $5.76    $5.29
             Sell Property in 2000                 84,182,847             $8.01     $7.67     $7.35     $7.04     $6.75    $6.47
----------------------------------------------------------------------------------------------------------------------------------
ALTERNATIVE  $250 MILLION EQUITY INVESTMENT
             Sell Property in 2007                 93,563,710             $8.03     $7.34     $6.72     $6.17     $5.66    $5.21
             Sell Property in 2000                 93,563,710             $7.85     $7.51     $7.20     $6.90     $6.62    $6.35
----------------------------------------------------------------------------------------------------------------------------------


BASE SCENARIO INDEBTEDNESS ON JANUARY 1, 1996 (1)
----------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)
                                                                                       ASSUMED                    REQUIRED
DEBT OUTSTANDING (1)                                   ASSUMED AMOUNT              INTEREST RATE               AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------------

Whitehall Debentures                                     $ 75.0 (2)                   14.00%                        None
Third Party Debt                                          300.0 (1)                    9.50% (4)                    None
Zero Coupon Convertible Debentures                        360.3 (3)                   10.22%                      Accretes
                                                         ------                       ------
Total/Weighted Average                                   $735.3                       10.31%
----------------------------------------------------------------------------------------------------------------------------------


---------------

(1) Goldman Alternative Scenario assumes third party debt of $250 million versus $300 million in Goldman Base Scenario. This $50 million debt paydown is achieved through the second rights offering proceeds.
(2)  Payable in cash or, if Net Cash Flow is insufficient, in kind.
(3) Debt principal accretes at 10.225% through December 31, 2000. If bondholders do not elect to convert on December 31, 2000, the Zero Coupon Convertible Debentures will automatically be exchanged for non-convertible floating rate notes which will bear interest at a rate equal to 90-day LIBOR plus a spread of between 25 to 100 basis points (assumed to be LIBOR + 50 basis points for purposes of this analysis).
(4) Represents estimated LIBOR spread in Goldman Proposal of LIBOR + 300 basis points plus an estimated 50 basis points for term interest rate swaps, for a fixed rate of 9.50%.
(5) The selection of an appropriate discount rate to use in calculating net present value requires consideration of a broad range of qualitative and quantitative variables. These variables include but are not limited to (i) the entity's cost of debt and equity capital on both an overall and marginal basis, (ii) the entity's leverage level with respect to its ability to service debt and its debt ratio relative to comparable companies in its industry, (iii) the entity's capital structure flexibility with respect to restrictive covenants and (iv) other important factors.


PaineWebber Incorporated                                                      10

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL DEBT STRUCTURE

DEBT PRINCIPAL BALANCE -- BASE SCENARIO (1)


--------------------------------------------------------------------------------------------------------------------------------
 (IN MILLIONS)                                                             AS OF YEAR ENDING DECEMBER 31,
                                                  ------------------------------------------------------------------------------
                                                   1996          1997          1998         1999          2000          2001
--------------------------------------------------------------------------------------------------------------------------------

Whitehall Debentures                               $ 75.0        $ 75.0        $ 75.0       $ 75.0        $ 75.0        $ 75.0
Third Party Debt                                    300.0         300.0         276.2        254.7         225.4         225.4
Zero Coupon Convertible Debentures                  397.1         437.7         482.5        531.8         586.2         586.2
                                                   ------        ------        ------       ------        ------        ------
Total Debt                                         $772.1        $812.7        $833.7       $861.5        $886.6        $886.6
--------------------------------------------------------------------------------------------------------------------------------


DEBT SERVICE COVERAGE -- BASE SCENARIO
--------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT COVERAGE RATIOS)              1996          1997          1998         1999          2000         2001
--------------------------------------------------------------------------------------------------------------------------------

EBITDA (2)                                         $ 46.9         $80.4        $122.6        $126.7       $125.5       $121.9
Interest Expense -- Cash                           $ 39.0         $39.0        $ 39.0        $ 36.7       $ 34.7       $ 75.9
Interest Expense -- Cash & Accrual (3)             $ 75.8         $79.6        $ 83.8        $ 86.1       $ 89.1       $ 75.9
Debt Service Coverage -- Cash                         1.20x         2.06x        3.14x          3.45x        3.62x        1.61x
Debt Service Coverage -- Cash & Accrual (3)           0.62x         1.01x        1.46x          1.47x        1.41x        1.61x
--------------------------------------------------------------------------------------------------------------------------------


------------------

(1) Goldman Alternative Scenario assumes third party debt of $250 million versus $300 million in Goldman Base Scenario. This $50 million debt paydown is achieved through the second rights offering proceeds.
(2) Property net operating income, plus interest income received, less general and administrative expense.
(3)  Includes accrual of interest on the Zero Coupon Convertible Debentures.


PaineWebber Incorporated                                                      11

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL OWNERSHIP SUMMARY

GOLDMAN BASE SCENARIO: 100% RCPI SUBSCRIPTION TO RIGHTS OFFERING (1)

--------------------------------------------------------------------------------------------------------------------------------
                                            SHARES        % PRIMARY                                TOTAL FULLY      % FULLY
                                            OWNED          SHARES            WARRANTS                DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        50,583,781         73.3%                    --           50,583,781          60.1%
Goldman, Sachs                           18,446,154         26.7%             15,152,913          33,599,066          39.9%
                                         ----------        -----              ----------          ---------          ------
                                         69,029,935        100.0%             15,152,913          84,182,847         100.0%
--------------------------------------------------------------------------------------------------------------------------------


GOLDMAN BASE SCENARIO: 0% RCPI SUBSCRIPTION TO RIGHTS OFFERING (1)
--------------------------------------------------------------------------------------------------------------------------------
                                            SHARES        % PRIMARY                              TOTAL FULLY      % FULLY
                                            OWNED          SHARES            WARRANTS              DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        38,260,704         55.4%                     --          38,260,704          45.4%
Goldman, Sachs                           30,769,231         44.6%             15,152,913          45,922,143          54.6%
                                         ----------        -----              ----------          ---------          ------
                                         69,029,935        100.0%             15,152,913          84,182,847         100.0%
--------------------------------------------------------------------------------------------------------------------------------


------------------

(1) Goldman Alternative Scenario assumes an additional $50 million is raised through a second rights offering at $6.50 per share for 93,563,710 total fully diluted shares. The diminished economics under this alternative are shown on page 10.


PaineWebber Incorporated                                                      12

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL TRANSACTION STRUCTURE

TRANSACTION STRUCTURE

- To pay the Zell Transaction break-up fees and repay the working capital line, RCPI completes a private placement of $27.0 million of RCPI common shares to Goldman at $6.50 per share on the date a transaction with Goldman is announced. In addition, RCPI will borrow $10.0 million from Goldman in additional Floating Rate Notes.

- RCPI repays the Floating Rate Notes balance of $127 million after December 27, 1995 with a 1.5% penalty ($1.9 million), repays the Current Coupon Convertible Debentures balance of $213 million and retires its swap obligations.

- RCPI completes its private placement to Goldman for the remaining $73.0 million of Common Shares.

- Goldman completes a $100 million rights offering (for a total equity investment of $200 million) for RCPI common shares to RCPI Shareholders and Goldman in the Goldman Base Scenario.

- Goldman, at the Board's request, will commit to stand by to underwrite an equity rights offering of up to $50 million at $6.50 per share within the next three years. The Goldman Alternative Scenario assumes the execution of this rights offering at closing with proceeds used to reduce the third party debt to $250 million.

- RCPI common shareholders and Goldman exchange their shares for Nureit common shares on a one-for-one basis.

- Goldman exchanges its RCPI warrants and SARs for Nureit warrants and is given additional Nureit warrants to bring its total economic interest to 18.0%. Goldman will own between 39.9% and 54.6% of Nureit on a fully diluted basis, depending on the RCPI shareholder subscription level.

- Nureit borrows $300 million (in Goldman Base Scenario) in fixed rate debt ($250 million in Goldman Alternative Scenario) from Goldman or another source at an assumed rate of 9.5%, interest only.

- Nureit assumes RCPI's 14% Debentures (which will be subordinate to the $300 million or $250 million in new third party debt) and Zero Coupon Convertible Debentures and uses a portion of the proceeds from the debt and equity offerings to retire the remainder of RCPI's indebtedness and obligations (approximately $372.5 million on December 31, 1995).

- Goldman will receive fees equal to (i) an up-front commitment fee equal to 3% of the aggregate dollar value of the rights offering and (ii) a 3% "Take-up" fee on the aggregate value of the shares it purchases from rights that were not exercised.

- Nureit will have approximately $101 million of working capital upon closing.

- Nureit Board will consist of nine Directors with five independent Directors and four Goldman Directors.

- Offer terminates on September 22, 1995 unless definitive agreement signed (Goldman offered to extend the termination date in its September 18, 1995 13-D/A filing with the S.E.C.).


PaineWebber Incorporated                                                      13

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL CONSIDERATIONS

CONSIDERATIONS


-----------------------------------------------------------------------------------------------------------------------------------
                         ADVANTAGES                                                       DISADVANTAGES
-----------------------------------------------------------------------------------------------------------------------------------

  - Certainty of Goldman approval and cooperation               - Higher initial leverage which increases annually, reaching $887 million (Goldman Base Scenario) in 2000 versus $673 million in
  - Goldman cooperation allows shareholder vote threshold         Zell Transaction (Zell Base Scenario)
    of 50% as opposed to 62.5% with Goldman dissent
                                                                - More expensive debt; weighted average rate of approximately
  - Updated corporate charter                                     10.3% versus approximately 7.7% in Zell Transaction

  - Goldman share purchase price of $6.50 per share is an       - Less balance sheet flexibility
    18% premium to the $5.50 per share purchase price
    contemplated in the Zell Transaction                        - More burdensome covenants on more expensive, shorter term debt

  - RCPI shareholder participation / mandate via rights         - Goldman's position as a debt holder may not represent the same
    offering                                                      interests as RCPI's shareholders' interests

  - No Bankruptcy Court approval required to close              - Goldman may have de facto control over RCPI, subject to an independent board
  - Short term funding offered allows RCPI to fund current
    operations past March 1, 1996                               - Unclear management strategy with respect to real estate value of Rockefeller Center

                                                                - No office, retail or entertainment expertise
----------------------------------------------------------------------------------------------------------------------------------



PaineWebber Incorporated                                                      14

                                             ROCKEFELLER CENTER PROPERTIES, INC.


V. INDEPENDENT ALTERNATIVE

- Assuming the Borrower follows through on its September 12, 1995 announcement of its intent to transfer ownership of Rockefeller Center to RCPI, RCPI's Board now has the theoretical option of foregoing both the Zell Transaction and the Goldman Proposal (the "Independent Alternative").

- The Independent Alternative provides the advantage of minimizing the dilution of ownership of the current shareholders compared to the Zell or Goldman opportunities.

- However, RCPI must still raise capital to have the ability to fund the obligations of ownership of Rockefeller Center. These obligations include the cash requirements of funding the costs of bankruptcy resolution and of leasing the approximate 1 million square feet of vacant space.

- The Independent Alternative raises a series of considerations for the Board, a few of which follow:

     -- Will the loss of a viable financial partner for RCPI impact the status of the Borrower's current cooperative approach with respect to the Transfer of ownership of Rockefeller Center?

     -- If the Board foregoes the Zell Transaction it will immediately be required to repay the $10 million working capital loan with accrued interest. How will RCPI quickly raise equity capital in order to
           (i) repay the working capital loan and (ii) continue to meet operating and debt service obligations prior to a large recapitalization?

     -- How will RCPI raise the equity capital required to fund the costs of bankruptcy resolution and the current 1 million square foot leasing requirement?

     -- Is the Board willing to continue operating RCPI under the outdated Company charter, which was structured for a special purpose vehicle? The merger formats contemplated by the Zell Transaction and Goldman Proposal offer RCPI the opportunity to adopt a charter that has the flexibility required to own and operate Rockefeller Center.


PaineWebber Incorporated                                                      15

                                             ROCKEFELLER CENTER PROPERTIES, INC.


INDEPENDENT ALTERNATIVE

     -- How will RCPI obtain the necessary operational skills and depth required to operate and enhance the value of Rockefeller Center and Radio City Music Hall?

     -- From a tactical perspective, could RCPI be ready to raise the required equity capital and staffing to take control of Rockefeller Center in the first quarter of 1996?

     -- Does the Board want a shareholder vote to approve of the Independent Alternative?

     -- How will the Independent Alternative impact the status of the current positive agreements with respect to GE, which will allow for the raising of approximately $355 million of debt at an attractive rate, and The Walt Disney Company, which is prepared to propose opportunities for Radio City Music Hall and potentially certain of Rockefeller Center's retail space?

     -- Without a merger structure, is the Board prepared to continue operating under the status quo with respect to Goldman, Sachs?


PaineWebber Incorporated                                                      16

                                             ROCKEFELLER CENTER PROPERTIES, INC.

INDEPENDENT ALTERNATIVE CONSIDERATIONS

CONSIDERATIONS

----------------------------------------------------------------------------------------------------------------------------------
ADVANTAGES                                                      DISADVANTAGES
----------------------------------------------------------------------------------------------------------------------------------
-- Reduced ownership dilution of current shareholders           -- Current inflexible Company charter is virtually impossible to change (80% shareholder vote required) without a
-- RCPI rights offering at fair market value can be achieved       merger structure
   without a shareholder vote or Goldman, Sachs approval

                                                                -- Potential inability to meet short term cash obligations

                                                                -- No real estate operating partner

                                                                -- Triggers Goldman, Sachs anti-dilution and retains certain burdensome debt covenants

                                                                -- GE and Disney participation uncertain

                                                                -- Uncertainty of response by the Borrower and impact on
                                                                   current negotiations

                                                                -- Uncertainty of response by Bankruptcy Court with respect to RCPI's financial viability

                                                                -- Tactical requirements with respect to need for quick equity capital raise and staffing to operate Rockefeller Center

----------------------------------------------------------------------------------------------------------------------------------


PaineWebber Incorporated                                                      17

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ASSUMPTIONS USED IN CASH FLOW MODELS


-    December 31, 1995 closing.

- Terminal Value of $1.71 billion in December 2000 and $2.26 billion in December 2007. Terminal value is calculated using Douglas Elliman's December 1994 appraisal methodology (an average of the discounted cash value from five different holding periods).

- Rockefeller Center property cash flow projections have been prepared by The Realtech Group and assume a lease-up to an approximate 96% economic occupancy by January 1, 1998. The projections are the Case 2 cash flow projections presented to the Board on August 3, 1995, as updated by The Realtech Group.

- Nureit obtains a new working capital line of credit to meet potential cash shortfalls.

- Annual dividend distributions, if any, are set at a maximum of $0.60 per share and are made only when Net Cash Flow is positive and no balance on the assumed line of credit exists.

- Distributions to warrant and SAR holders are paid as per the December 1994 warrant and SAR agreements.

- Remaining cash flow after dividend distributions is used to prepay existing indebtedness.

- RCPI receives the property on or prior to closing and uses $55 million cash to pay property-related obligations ($68 million of expenses, reduced by the $13 million cash assumed to be available on the Property's balance sheet).

-    Transaction costs estimated to be $20 million.


PaineWebber Incorporated                                                      18

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ASSUMPTIONS USED IN ZELL TRANSACTION MODEL

IN ADDITION TO THE ASSUMPTIONS OUTLINED ABOVE, THE FOLLOWING ASSUMPTIONS HAVE BEEN MADE WITH RESPECT TO THE ZELL TRANSACTION:


- None of the $15 million placed in escrow by the Zell Investors and RCPI will be paid to settle unknown liabilities of the Company which may or may not arise.

- NBC lease payments are modified as per the Term Sheet between RCPI, NBC and Equity Office Holdings dated September 11, 1995 (see Appendix B).

- GE / NBC credit lease financing payments are based on 7.25% interest and 27 year monthly amortization.

- Commercial bank loan payments are based on an interest rate of LIBOR + 175 basis points plus an estimated 50 basis points for term interest rate swaps to fix the interest payments.

- Remaining cash flow after dividend distributions is used to prepay the commercial bank loan.


PaineWebber Incorporated                                                      19

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL ASSUMPTIONS

IN ADDITION TO THE ASSUMPTIONS OUTLINED ABOVE, THE FOLLOWING ASSUMPTIONS HAVE BEEN MADE WITH RESPECT TO THE GOLDMAN PROPOSAL:


- Zero Coupon Convertible Debentures are kept in place and, on December 31, 2000, convert into floating rate notes which bear interest at a rate of LIBOR + 50 basis points, which is assumed to be 7.50%.

- Third party debt payments are based on an interest rate of LIBOR + 300 basis points plus an estimated 50 basis points for term interest rate swaps to fix the interest payments.

- Remaining cash flow after divided distributions is used to prepay third party debt.


PaineWebber Incorporated                                                      20

                                        September 11, 1995



Rockefeller Center Properties, Inc.
1270 Avenue of the Americas
Suite 2410
New York, New York  10020

Gentlemen:

          This will confirm the mutual intent of Rockefeller Center Properties, Inc. (together with its successors, the "Company" or "RCPI"), Whitehall Street Real Estate Limited Partnership V ("Whitehall") and Goldman, Sachs & Co. ("GS") or designated affiliates of Whitehall or GS (together with Goldman Sachs Mortgage Company ("GSMC"), the "Whitehall Group") to engage in a recapitalization transaction (the "Transaction") pursuant to which, on the terms and subject to the conditions set forth herein, Whitehall or its designated affiliate(s) (the "Whitehall Entity") will (i) acquire for $100 million 15,384,615 newly issued shares of Common Stock, par value $0.01 per share, of the Company ("Common Stock") at a price of $6.50 per share (the "Stock Purchase"), and (ii) commit to being a stand-by purchaser of a $100 million publicly registered rights offering by the Company of 15,384,615 newly issued shares of Common Stock at a price of $6.50 per share (the "Rights Offering").
In addition, if the Board of Directors of RCPI so determines within the three years following the Transaction to raise up to $50 million of additional equity, the Whitehall Group will commit to stand by to underwrite an equity rights offering of up to $50 million on customary terms (including underwriting discount).

A.   EQUITY INVESTMENT

          1. Except as otherwise agreed by the parties hereto, the consummation of the Transaction will be subject only to the receipt by the Company of all required consents and approvals, which the Company will use its best efforts to obtain. The Transaction is not subject to any financing condition nor is it in any way dependent on the Company obtaining control over the Rockefeller Center property; of course, Whitehall and GSMC will provide the Company with any necessary consents in connection with the Transaction. It is expected that, except as otherwise determined by the Company (as provided in paragraph 2 hereof), the closing of the Stock Purchase and the Rights Offering will occur simultaneously.

          2. At the option of the Company, the Stock Purchase may be bifurcated so that Whitehall or a designated affiliate will purchase immediately upon execution of definitive agreements relating to the Transaction

("Definitive Agreements") up to 4,155,927 shares of Common Stock at $6.50 per share (the "Initial Shares"), or $27,013,526 in the aggregate, and will acquire the remaining shares of Common Stock in the Stock Purchase at $6.50 per share ($72,986,474 in the aggregate) at the closing of the Transaction. Any shares issued in the Stock Purchase and the Rights Offering are referred to in this letter as the "New Shares". In order to effect the purchase of the Initial Shares, the Company may cancel up to that number of warrants (the "Warrants") issued to Whitehall under the Warrant Agreement, dated as of December 18, 1994, between the Company and Chemical Bank, as Warrant Agent, as is necessary to effect the issuance to the Whitehall Entity of the Initial Shares under RCPI's Certificate of Incorporation, and issue to the Whitehall Entity in exchange therefor an equivalent number of Stock Appreciation Rights ("SARs") containing terms identical to the SARs issued to Whitehall under the SAR Agreement, dated as of December 18, 1994, between the Company and Chemical Bank, as SAR Agent.

          3. The Warrants will remain outstanding, and all SARs will be converted into Warrants in connection with the Transaction. In addition, Whitehall will receive a portion of the additional Warrants it is entitled to under Section 6 of the Warrant Agreement so that it thereby holds, as a holder of the Warrants (including former SARs), an 18% interest, plus its percentage interest obtained with respect to the New Shares, in the Company on a fully diluted basis taking into account the New Shares. The Warrants will be amended to provide that in the future they will receive anti-dilution protection, except with respect to issuances of equity securities for cash or property at a price equal to the then fair market value of the securities issued.

          4. Under the Rights Offering (a) Whitehall will be entitled to participate with respect to its Warrants and SARs as if no Stock Purchase had occurred, and the Whitehall Entity will not be entitled to participate with respect to the shares purchased in the Stock Purchase, (b) each holder of Common Stock will be entitled to purchase such percentage of the offered shares of Common Stock as is equal to such holder's percentage ownership of the Common Stock on a fully diluted basis (excluding any shares purchased in the Stock Purchase) immediately prior to consummation of the Rights Offering, (c) the rights will be freely tradeable until termination of the Rights Offering, (d) the Whitehall Entity will purchase for its own account offered shares for which rights are not exercised (the "Take-up Shares"), and (e) the Whitehall Entity will be entitled to a fee, upon consummation of the Rights Offering, equal to 3% of the aggregate value of the Take-up Shares. The Rights Offering will remain open for at least 30 days.

          5. The New Shares and the Warrants issued in respect of Whitehall's existing Warrants and SARs will be the only equity issued in connection with the Transaction, and will be issued in a merger of RCPI and an entity formed by the Whitehall Entity.

          6. The Whitehall Entity will be entitled to demand and piggy-back registration of their New Shares.

          7. Upon execution of the Definitive Agreements, the Company will pay Whitehall a commitment fee equal to 3% of the aggregate dollar value of the Rights Offering. There is no commitment fee on the Stock Purchase.


B.   DEBT RESTRUCTURING

          1. The up to $150 million outstanding principal amount under the loan (the "GSMC Loan") provided for in the Loan Agreement, dated as of December 18, 1994, between RCPI and GSMC, will be repaid at the redemption price in effect at the time of repayment as specified in the Loan Agreement plus all accrued interest.

          2. The Debentures issued under the Debenture Purchase Agreement, dated as of December 18, 1994, between RCPI and Whitehall (the "Whitehall Debentures") will remain outstanding (on a non-callable basis until December 30,
2000); the Debenture Purchase Agreement will be amended to include market covenants for comparable securities that are no less favorable to the holder than those contained in any new financing obtained by the Company.

          3. The $213 million of RCPI's Current Coupon Convertible Debentures due 2000 will be repaid at par plus all accrued interest. RCPI will partially finance such repayment and the repayment of the GSMC Loan through the issuance of new financing as to which GS will have the opportunity to participate as financial advisor.

          4. The Company will use its best efforts to leave RCPI's Zero Coupon Convertible Debentures due 2000 (the "Zero Coupons") outstanding. In the event that the Zero Coupons remain outstanding, (a) the Company may arrange up to $350 million of new financing, (b) the Whitehall Debentures will be subordinated to the new financing, and (c) the total outstanding indebtedness of the Company will be comprised of the Zero Coupons, the Whitehall Debentures and the new financing. In the event that either (a) notwithstanding the best efforts of the Company, the Zero Coupons are required to be repaid or (b) new financing cannot be arranged at LIBOR plus 350 or less from a new lender or GSMC, then the Company may refinance the Zero Coupons. In the event that the Zero Coupons are refinanced, (a) the Company may arrange up to $625 million of new financing, (b) the Whitehall Debentures will be pari passu to the new financing, (c) the interest rate on the Whitehall Debentures will be reduced to 13%, and (d) the total outstanding indebtedness of the Company will be comprised of the Whitehall Debentures and the new financing.

          5. Upon execution of this letter agreement, the Company will prepay any borrowing it has made under the Investment Agreement, dated as of August 18, 1995, between the Company and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III (the "Investment Agreement") and thereby terminate the Investment Agreement, and, in conjunction therewith, GSMC will lend the Company up to an additional $33 million under the Loan Agreement, dated as of December 18, 1994, between the Company and GSMC.


C.   GOVERNANCE

          1. The Board of Directors of the Company will be comprised of nine directors, four of whom will be Whitehall nominees, and five of whom will be independent directors. Whitehall will lose its right to a nominee to the Board of Directors if they reduce their equity security holdings (determined as of the closing of the Transaction) by half, and will lose their right to any nominee to the Board of Directors at such time as they no longer hold equity securities in the Company. Upon the closing of the Transaction, the independent directors will consist of four existing directors and one director chosen by the existing directors (the "New Director"). The New Director will be selected by Whitehall from among a list of at least four potential directors nominated by the Board of Directors in good faith. Following the expiration of the terms of the existing directors, the independent directors will be nominated by a nominating committee of the Board of Directors, comprised of three independent directors and two directors chosen by Whitehall.

          2. RCPI will use its best efforts to cause the Company to elect and maintain a Board of Directors constituted as set forth in 1. above

          3. The Company's Certificate of Incorporation (the "Certificate") will provide, among other things, that the Board of Directors will waive any "excess shares" provisions with respect to any persons or transactions so long as such waiver does not adversely affect the REIT status of the entity.

          4. The Whitehall Entity designees to the Board of Directors of the Company will (i) vote to place any determination with respect to a business combination involving the Whitehall Group and the Company before an independent committee of the Board of Directors and (ii) endorse the conclusions reached by such committee so long as they are supported by a fairness opinion from a nationally recognized investment banking firm.

          5. In connection with the closing of the Transaction, the Whitehall Group will relinquish its rights under the letter, dated December 18, 1994, by and among Whitehall, GS and RCPI, to designate a member to the Board of Directors thereunder, and to require a 62.5% vote of the shareholders under certain circumstances, as set forth therein.


D.   MISCELLANEOUS

          1. Upon execution of this letter agreement, the Company shall terminate all discussions or negotiations with any other party regarding the refinancing of the indebtedness of the Company or the restructuring of its
capitalization or its assets.   From the date hereof until consummation of the
Transaction, the Company shall not directly or indirectly solicit or entertain inquiries or proposals from, or in any way engage in discussions or negotiations with, or provide any information to, any other parties (including intermediaries) regarding the refinancing of the indebtedness of the Company or the restructuring of its capitalization or its assets and shall not take any other action (or fail to take any required action) or permit any person on its behalf to take any other action (or fail to take any required action) that could be inconsistent with, delay or adversely affect the consummation of the Transaction. Nothing contained in the preceding sentence, however, shall prevent the Company's Board of Directors, if advised by counsel that their fiduciary duty so requires, from (a) entertaining proposals from any entity with which the Company is currently holding discussions respecting a recapitalization or major business transaction or which had not been directly or indirectly solicited by the Company or its advisors or (b) engaging in discussions or negotiations with, or providing any information to, such entities if the Board of Directors has determined in good faith that such proposal is materially superior to the Transaction from a financial point of view. The Company shall promptly notify Whitehall if any such inquiries or proposals are received by, any such information is requested from or provided by, or any such discussions or negotiations are sought to be initiated or continued with, the Company, shall promptly inform Whitehall of the terms and conditions thereof and shall promptly furnish Whitehall with copies of any such written inquiries or proposals.

          2. The Company agrees that beginning immediately upon the execution of this letter agreement, it will not file any material pleadings and other documents ("RCP Pleadings") relating to the bankruptcy proceedings involving Rockefeller Center Properties (the "Proceedings") or take any other action that is material (as determined by the Whitehall Group in its reasonable discretion) in any way relating to the Proceedings without the prior consent of the Whitehall Group. In addition, the Definitive Agreement will provide that the Company will pursue a foreclosure on the Rockefeller Center property through a reorganization plan, or otherwise, in consultation with the Whitehall Group.

          3. The parties hereto will use their best efforts to enter into Definitive Agreements embodying the terms set forth herein and such other terms as would be customary in agreements embodying transactions of the nature of the Transaction by no later than September 22, 1995; if Definitive Agreements are not executed by such date, this letter agreement will expire, any obligations under this letter agreement will terminate and no party shall have any liability whatsoever to any other party; PROVIDED, HOWEVER, that notwithstanding any such termination, paragraphs B5, D3, D4, D5 and D7 of this letter agreement shall remain in full force and effect, and no party shall be relieved of liability for any breach of any binding provision of this letter agreement.

          4. The parties hereto agree that if the Company does not close the Transaction for any reason whatsoever other than the failure or refusal of the Whitehall Group to close notwithstanding the satisfaction of all closing conditions by the Company, the Company shall immediately pay to Whitehall upon demand a fee of $8 million. In addition, the Company will reimburse each of the members of the Whitehall Group for all expenses incurred by them and reimbursable under the existing agreements between the Company and any member of the Whitehall Group. Whitehall will promptly notify the Company of all reimbursable expenses existing as of the date hereof. In addition, all expenses incurred by any member of the Whitehall Group in connection with negotiating and documenting the proposed Transaction (including attorneys' fees and expenses) shall be reimbursed by the Company promptly upon request (except that such Transaction expenses shall not be reimbursed if the Transaction does not close solely as a result of the failure or refusal of the Whitehall Group to close notwithstanding the satisfaction of all closing conditions by the Company). The Company will also indemnify and hold harmless each member of the Whitehall Group and their affiliates and the partners, officers, directors and employees of each of the foregoing from and against any and all liabilities, losses, claims or damages arising out of this letter agreement or the Transaction.

          5. Except as required by applicable law and except for a press release and disclosure in the Company's Form 8-K announcing the signing of this letter of intent, the Company shall not disclose or permit its officers, directors, agents, bankers, representatives, accountants, "D and O" insurers or attorneys to disclose the existence or terms of this letter of intent to any third party without the prior written consent of Whitehall, which consent will not be unreasonably withheld, provided that the Company may disclose the terms hereof to its agents, bankers, representatives, accountants, "D and O" insurers and attorneys, who shall maintain such information confidential and who shall use it for no purpose other than the Transaction. The Company will not issue any press release or make any other public disclosure regarding the Transaction without the prior agreement of the Whitehall Group as to the form, timing and content of such release or disclosure.

          6. Each of the parties hereto acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          7. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

          Please confirm that the foregoing correctly sets forth your understanding by signing and returning the attached copy of this letter.


                              Very truly yours,

                              GOLDMAN, SACHS & CO.


                              By: _____________________


                              WHITEHALL STREET REAL ESTATE
                              LIMITED PARTNERSHIP V

                              By: W.H. Advisors, L.P. V
                                 By: W.H. Advisors, Inc. V


                                 By: _______________________



The foregoing is hereby
confirmed:

ROCKEFELLER CENTER PROPERTIES, INC.


By: _______________________________

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                       Rockefeller Center Properties, Inc.
                       -----------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
                     --------------------------------------
                         (Title of Class of Securities)


                                   773102 10 8
                                 (CUSIP Number)


                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                 85 Broad Street
                              New York, N.Y. 10004
                                  (212)902-1000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                               September 18, 1995
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [  ].

     Whitehall Street Real Estate Limited Partnership V, WH Advisors, L.P. V, WH Advisors, Inc. V, The Goldman Sachs Group, L.P., and Goldman, Sachs & Co. (collectively, the "Reporting Persons") hereby amend the report on Schedule 13D, dated January 3, 1995, as amended by Amendment Number 1 thereto dated September 12, 1995 (the "Schedule 13D"), filed by the Reporting Persons in respect of events occurring on December 29, 1994 with respect to the Common Stock of Rockefeller Center Properties, Inc., a Delaware corporation ("RCPI"), as set forth in this amendment. Capitalized terms used but not defined herein shall have the meanings given such terms in the Schedule 13D.


ITEM 4.  PURPOSE OF TRANSACTION.

     Item 4 of the Schedule 13D is hereby amended by inserting the following paragraph as a new numbered paragraph 7 immediately after numbered paragraph 6 appearing therein:

               7. On September 18, 1995, Goldman, Sachs & Co., Goldman Sachs Mortgage Company and Whitehall Street Real Estate Limited Partnership V (collectively the "Whitehall Group") submitted a letter to the Board of Directors of RCPI responding to questions posed by RCPI's financial advisor concerning the recapitalization and restructuring transaction involving RCPI proposed by the Whitehall Group on September 11, 1995. A copy of the letter (including Exhibits but excluding Attachments) is attached hereto as Exhibit 9, and is incorporated herein by reference.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

          Item 7 of the Schedule 13D is hereby amended by adding the following immediately at the end thereof:

Exhibit No.    Exhibit                                                      Page

     9         Letter, dated September 18, 1995, from Goldman,                4
               Sachs & Co., Goldman Sachs Mortgage Company and
               Whitehall Street Real Estate Limited Partnership
               V, to the Board of Directors of Rockefeller Center
               Properties, Inc. (including Exhibits but excluding
               Attachments).

                                    SIGNATURE


     After reasonable inquiry and to our best knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  September 19, 1995



               WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V


                    By:  WH Advisors, L.P. V, General Partner


                         By:  WH Advisors, Inc. V,
                                General Partner



                           By: _______________________
                               Name: Ralph Rosenberg
                               Title: Vice President

                                                                       EXHIBIT 9


                          WHITEHALL STREET REAL ESTATE
                              LIMITED PARTNERSHIP V

                          WHITEHALL STREET REAL ESTATE
                             LIMITED PARTNERSHIP VI


PERSONAL AND CONFIDENTIAL

September 19, 1995

Board of Directors
Rockefeller Center Properties, Inc.
1270 Avenue of the Americas, Suite 2410
New York, NY 10020

Attention:  Dr. Peter Linneman
            Chairman

Gentlemen:

Enclosed is our response to the questions posed by your financial adviser concerning specific details of our proposal. We believe that it is obvious that our transaction offers the greatest value for RCPI and its shareholders compared to other proposals. Moreover, we are prepared to work with the Board to develop the optimal technical structure for this transaction within the framework of the economic terms we have proposed.

Our proposal offers numerous important advantages for the shareholders of RCPI, including:

/ /  Higher Price

/ /  Less Dilution

/ /  Shareholder Participation

/ /  Honors Existing Agreements

/ /  Few Conditions

/ /  Quicker Funding

We respectfully request an opportunity to meet with the Board of Directors and its advisors to discuss our proposal in person with you to review its advantages and to meet any concerns or objections which you may have. We are confident that after a careful review of RCPI's alternatives, you will select our proposal as the one most beneficial to shareholders.

Sincerely,


Daniel Neidich
(on behalf of Goldman, Sachs & Co.
Goldman Sachs Mortgage Company
and Whitehall Real Estate Limited Partnership V)

                    REQUESTED CLARIFICATION TO OFFER TO RCPI
                           DATED SEPTEMBER 11, 1995 BY
               WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V



1. Describe and provide a schematic of the structure of RCPI or Newco at each point during and after the merger.


     THE RECAPITALIZATION PROPOSAL OUTLINED IN OUR LETTER TO THE BOARD OF DIRECTORS OF RCPI, DATED SEPTEMBER 11, 1995 (THE "PROPOSAL"), CONTEMPLATES THE MERGER STRUCTURE SET FORTH BELOW. HOWEVER, WE REMAIN AMENABLE TO EFFECTING THE PROPOSAL WITHOUT A MERGER, SHOULD THE BOARD SO DESIRE, OR THROUGH OTHER MEANS THAT THE BOARD MAY CONTEMPLATE. IN ADDITION, IF THE BOARD WOULD SO PREFER, WE WOULD BE WILLING TO CONDUCT THE RIGHTS OFFERING (AS DEFINED BELOW) SIMULTANEOUSLY WITH THE SOLICITATION OF SHAREHOLDER APPROVAL OF THE TRANSACTION.


     STEP 1:   WHITEHALL ESTABLISHES A WHOLLY OWNED DELAWARE SUBSIDIARY, NEWCO.

     STEP 2:   WHITEHALL AND ITS AFFILIATES AND RCPI EXECUTE DEFINITIVE
               AGREEMENTS.

     STEP 3: RCPI CIRCULATES A PROXY STATEMENT SEEKING SHAREHOLDER APPROVAL OF THE MERGER OF NEWCO WITH RCPI (THE "MERGER").

     STEP 4: ASSUMING SHAREHOLDER APPROVAL OF THE MERGER, RCPI COMMENCES IMMEDIATELY (ONE BUSINESS DAY FOLLOWING THE SHAREHOLDER APPROVAL) THE $100 MILLION RIGHTS OFFERING (THE "RIGHTS OFFERING") AT $6.50 A SHARE. THE RIGHTS OFFERING REMAINS OPEN FOR 30 DAYS.

     STEP 5:   WHITEHALL CONTRIBUTES $100 MILLION TO NEWCO.

     STEP 6: THE MERGER OCCURS. SIMULTANEOUS WITH THE MERGER, (A) THE RIGHTS OFFERING WILL CLOSE AND THE SURVIVING COMPANY IN THE MERGER WILL ISSUE THE SHARES PURSUANT TO THE RIGHTS OFFERING EITHER TO EXISTING SHAREHOLDERS OF RCPI, A COMBINATION OF EXISTING SHAREHOLDERS OF RCPI AND WHITEHALL, OR IF NO EXISTING SHAREHOLDERS OF RCPI PARTICIPATE IN THE RIGHTS OFFERING, TO WHITEHALL, AND (B) WHITEHALL WILL CONTRIBUTE TO THE SURVIVING COMPANY IN THE MERGER THE FUNDS NECESSARY TO FULFILL ITS OBLIGATIONS AS A STAND-BY PURCHASER UNDER THE RIGHTS OFFERING.

     STEP 7: AT THE TIME OF THE MERGER, THE UP TO APPROXIMATELY $116 MILLION OUTSTANDING PRINCIPAL AMOUNT UNDER THE GSMC LOAN AND THE $213 MILLION OF RCPI'S CURRENT COUPON CONVERTIBLE DEBENTURES DUE 2000 COULD BE REPAID, AND ANY NEW FINANCING, AS DESCRIBED IN THE PROPOSAL, COULD BE CONSUMMATED. ALTERNATIVELY, RCPI COULD COMPLETE THE REFINANCING SUBSEQUENT TO THE MERGER, IF MARKET CONDITIONS SUGGEST THIS WOULD BE PREFERABLE.

          EXHIBIT A HERETO IS A CHART THAT SETS FORTH THE EQUITY OWNERSHIP OF STOCKHOLDERS OF RCPI (OTHER THAN WHITEHALL) AND OF WHITEHALL UNDER THREE DIFFERENT SCENARIOS.

          PLEASE SEE ATTACHMENT I FOR A DIAGRAM OF THE MERGER.


2.   What are the "market covenants" Whitehall proposes for the 14% Debentures?

     THE COVENANTS IN THE 14% DEBENTURE DOCUMENT ARE MARKET COVENANTS, AND WERE NEGOTIATED AT A TIME WHEN RCPI 1) OWNED, AS ITS SOLE ASSET, A SUB-PERFORMING MORTGAGE SECURITY, AND 2) FACED TREMENDOUS UNCERTAINTY WITH RESPECT TO ITS FINANCIAL VIABILITY. THE PROPOSED TRANSACTION WILL RESULT IN STRONG EQUITY SPONSORSHIP OF RCPI. THE EQUITY SPONSORSHIP, COUPLED WITH RCPI'S ANTICIPATED OWNERSHIP OF THE PROPERTY, ALLOWS FOR GREATER FLEXIBILITY IN MODIFYING THESE COVENANTS IF WE REACH AN AGREEMENT WITH YOU. PLEASE SEE ATTACHMENT II FOR OUR PROPOSED MARK-UP OF THE EXISTING LOAN COVENANTS CONTAINED IN THE EXISTING DEBENTURE PURCHASE AGREEMENT TO ACCOMMODATE OUR PROPOSED TRANSACTION. AS FOR THE MORTGAGE "PROPERTY LEVEL" COVENANTS, WHITEHALL IS PREPARED TO ACCEPT WHAT IS NEGOTIATED IN THE MORTGAGE DOCUMENTS WITH THE NEW MORTGAGE LENDER.


3.   Please provide subordination language with respect to the 14% Debentures.

     PLEASE SEE ATTACHMENT III, WHICH IS THE FORM OF INTERCREDITOR AGREEMENT PURSUANT TO WHICH WHITEHALL SUBORDINATES ITS 14% DEBENTURES TO GOLDMAN SACHS MORTGAGE COMPANY'S SENIOR NOTES. WE WOULD PROPOSE THIS AS THE BASIS FOR THE SUBORDINATION OF THE 14% DEBENTURES TO THE NEW FINANCING.


4. Does Whitehall plan to sell any or all of the twelve buildings in the next few years?

     NO, WHITEHALL DOES NOT HAVE ANY SUCH PLAN.


5. If Whitehall plans to sell any or all of the buildings, what is the proposed timing and proceeds recognition schedule?

     NOT APPLICABLE.

6. What is Whitehall's strategy with respect to negotiations with RGI for a consensual foreclosure?

     WHITEHALL EXPECTS THAT THE BOARD OF DIRECTORS OF RCPI WILL DEVELOP A STRATEGY IN CONSULTATION WITH WHITEHALL FOR A QUICK, CONSENSUAL FORECLOSURE.


7. Do you plan to include parties in addition to Whitehall in your investment group?

     OUR PROPOSAL CONTEMPLATES THAT ALL EXISTING SHAREHOLDERS OF RCPI WILL HAVE THE OPPORTUNITY TO PARTICIPATE WITH WHITEHALL IN THIS INVESTMENT THROUGH THE RIGHTS OFFERING. WE DO NOT REQUIRE ADDITIONAL INVESTORS, ALTHOUGH WE WOULD CONSIDER ADDING INVESTORS WHO BRING STRATEGIC BENEFITS TO RCPI.


8. Will you immediately suspend or modify your cash flow sweep requirements under the two existing loan facilities?

     UPON CONSUMMATION OF THE PROPOSAL, THE CASH FLOW SWEEP WOULD BE ELIMINATED FROM THE DEBENTURE PURCHASE AGREEMENT, DATED AS OF DECEMBER 18, 1994, BETWEEN RCPI AND WHITEHALL, AND WOULD NOT EXIST WITH RESPECT TO THE GSMC LOAN IF THE GSMC LOAN IS REPAID. UNTIL THAT TIME, OUR PROPOSAL DOES NOT CONTEMPLATE ANY MODIFICATIONS TO THE CASH FLOW SWEEP REQUIREMENTS IN OUR TWO EXISTING LOAN FACILITIES. HOWEVER, AS YOU KNOW, IN OUR LETTER TO RCPI, DATED AUGUST 28, 1995 (A COPY OF WHICH IS ATTACHED AS EXHIBIT B), GSMC OFFERED TO WAIVE THE $33 MILLION CASH FLOW SWEEP PREPAYMENT WHICH WAS DUE ON SEPTEMBER 1, 1995, IN ORDER TO GIVE RCPI ADDITIONAL TIME TO CONSIDER ITS ALTERNATIVES AND TO AVOID FEES AND OTHER COSTS AND RESTRICTIONS IN CONNECTION WITH THE INTERIM FINANCING ARRANGEMENTS NEGOTIATED WITH THE ZELL GROUP. GSMC IS PREPARED TO LEND THE COMPANY AN ADDITIONAL $33 MILLION UNDER THE GSMC LOAN AGREEMENT TO REPLACE THE FUNDS PAID TO GSMC IN THAT SWEEP.


9. Explain your fee and expense estimates with respect to both the equity and debt financings.

     STOCK PURCHASE:     NO FEE

     RIGHTS OFFERING:    3% OF COMMITMENT ($3,000,000).  WE EXPECT THAT ALL OF
                         THE RIGHTS WILL BE EXERCISED, IN WHICH CASE NO
                         ADDITIONAL FEES WOULD BE PAYABLE.  IF, HOWEVER, ANY
                         RIGHTS ARE NOT EXERCISED, WHITEHALL WOULD PURCHASE THE
                         SHARES FOR WHICH RIGHTS ARE NOT EXERCISED, AND
                         WHITEHALL WILL BE ENTITLED TO A TAKE-UP FEE EQUAL TO 3%
                         OF THE AGGREGATE PURCHASE PRICE OF THOSE SHARES.

     DEBT FINANCING:     FOR ACTING AS FINANCIAL ADVISOR IN CONNECTION WITH THE
                         ISSUANCE OF THE NEW DEBT CONTEMPLATED BY OUR PROPOSAL,
                         GS WOULD RECEIVE AN ADVISORY FEE EQUAL TO 1% OF THE
                         AGGREGATE PRINCIPAL AMOUNT OF SUCH NEW DEBT.  WE DO NOT
                         PLAN TO PURCHASE THE NEW DEBT FOR OUR OWN ACCOUNT.  SEE
                         QUESTION 16.

     EXPENSE ESTIMATE:   $1,000,000


10. What fees will Goldman charge to serve as financial advisor to RCPI for the new financing?

     THE ONLY FEES THAT WE CONTEMPLATE IN CONNECTION WITH OUR PROPOSAL ARE SET FORTH IN THE ANSWER TO QUESTION 9.


11.  Will current or future warrants receive dividends?

     THERE WOULD BE NO CHANGE IN THE EXISTING WARRANT AGREEMENT WITH RESPECT TO DIVIDENDS.


12.  What dividend policy and payments do you project?

     WE EXPECT THAT THE BOARD OF DIRECTORS WILL DETERMINE DIVIDEND POLICY AND PAYMENTS IN LIGHT OF ALL THE CIRCUMSTANCES. ACCORDINGLY, WE HAVE NOT PROJECTED ANY PARTICULAR DIVIDEND POLICY, ALTHOUGH OF COURSE WE EXPECT THE COMPANY TO RETAIN REIT STATUS.


13. How do you plan to position the Whitehall proposal for the required shareholder vote?

     SEE QUESTION 1.

14. At what interest rates do you expect to finance the $350 million or $625 million debt pieces?

     WE EXPECT THAT THE NEW DEBT FINANCING WOULD BE RAISED AT THE INTEREST RATE AND ON THE TERMS THEN PREVAILING IN THE MARKET. BASED ON CURRENT MARKET CONDITIONS, WE WOULD EXPECT THE INTEREST RATE ON SUCH NEW DEBT, IF ISSUED TODAY, WOULD BE LIBOR + 250 BASIS POINTS OR LESS.


15.  Will Whitehall principal the new debt?

     NO.  HOWEVER, SEE QUESTION 16.


16. If GSMC will principal the new financing, what interest rate and fees does it expect to charge?

     GSMC HAS NO PLANS TO PRINCIPAL THE NEW DEBT FINANCING. GSMC WOULD CONSIDER OFFERING TO PRINCIPAL THE NEW DEBT ON MARKET TERMS, FOR CUSTOMARY FEES, AT THE REQUEST OF THE COMPANY. WE EXPECT THE COMPANY TO OBTAIN THE BEST FINANCING AVAILABLE TO IT IN THE MARKET AT THE TIME ANY FINANCING IS COMPLETED.

     MOREOVER, OUR PROPOSAL IS NOT CONDITIONED ON ANY FINANCING OR REFINANCING, ALL OF WHICH COULD BE COMPLETED AFTER CLOSING AT THE DISCRETION OF THE COMPANY IN LIGHT OF THEN EXISTING MARKET CONDITIONS.


17. Please explain the "without regard to the principles of conflict of laws" statement in Section 7.

     THE PURPOSE OF THE CLAUSE IS TO ENSURE THAT THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WILL ALWAYS GOVERN THE LETTER. THE CLAUSE MEANS THAT IN THE EVENT THE CONFLICTS OF LAW PRINCIPLES OF THE STATE OF NEW YORK WERE TO REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION, THE CONFLICTS OF LAW PRINCIPLES WOULD BE DISREGARDED AND THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WOULD GOVERN THE LETTER.


18.  Are warrants defined as "equity securities"?

     WARRANTS ARE INCLUDED IN THE TERM "EQUITY SECURITIES" AS IT IS USED IN THE PROPOSAL.

19. With respect to Whitehall Board seats, will Whitehall relinquish all Board representation rights if it sells all of its stock but retains warrants?

     NO. AS YOU KNOW, WHITEHALL CURRENTLY HAS THE RIGHT TO BOARD REPRESENTATION BASED ON ITS OWNERSHIP OF WARRANTS. UNDER OUR PROPOSAL, WE WOULD EXPECT TO CONTINUE TO HAVE BOARD REPRESENTATION APPROXIMATELY EQUAL TO OUR PERCENTAGE OWNERSHIP IN THE COMPANY ON A FULLY DILUTED BASIS.


20. Will the new debt amortize in proportion to the accretion of the zero coupon bonds?

     WE EXPECT THAT THE NEW DEBT WILL AMORTIZE IN PROPORTION TO THE ACCRETION OF THE ZERO COUPON BONDS, SINCE THAT WILL REDUCE THE COMPANY'S FINANCING COST AND AVOID ANY INCREASE IN THE OVERALL LEVERAGE OF THE COMPANY. HOWEVER, THE AMORTIZATION SCHEDULE OF THE NEW DEBT WILL BE DETERMINED BASED ON MARKET CONDITIONS AND NEGOTIATIONS WITH THE NEW LENDER.


21.  When do you expect to close the Stock Purchase and Rights Offering?

     AS SOON AS PRACTICABLE. WE WOULD ANTICIPATE THAT THE CLOSING WOULD PROBABLY OCCUR APPROXIMATELY 80 DAYS FOLLOWING THE EXECUTION OF DEFINITIVE DOCUMENTS (30 DAYS TO PREPARE THE DOCUMENTS, FILE THEM WITH THE SEC AND HAVE THEM CLEARED, 20 DAYS TO SOLICIT SHAREHOLDER APPROVAL AND 30 DAYS TO CONDUCT THE RIGHTS OFFERING).


22. Will Whitehall receive anti-dilution protection in the future only to the extent that new equity securities are issued at a price below the then fair market value of the securities issued?

     UPON CONSUMMATION OF THE PROPOSAL, OUR ANTI-DILUTION PROTECTION WOULD BE AMENDED SO THAT THE SALE OF SECURITIES AT MARKET VALUE WOULD NOT TRIGGER THE APPLICATION OF THE ANTI-DILUTION PROTECTION. THE ANTI-DILUTION PROVISIONS WOULD CONTINUE TO PROTECT US AGAINST BELOW MARKET ISSUANCES, STOCK DIVIDENDS, STOCK SPLITS AND THE OTHER CIRCUMSTANCES NOW COVERED BY THOSE PROVISIONS.


23. Will Whitehall receive a 6% fee on the Take-up Shares (3% on New Shares plus 3% on Take-up Shares)?

     YES. TO THE EXTENT THE EXISTING SHAREHOLDERS OF RCPI NEITHER EXERCISE THEIR RIGHTS NOR SELL THEM TO OTHERS WHO WOULD EXERCISE, WHITEHALL WOULD PURCHASE THE SHARES FOR WHICH RIGHTS ARE NOT EXERCISED AND WOULD BE ENTITLED TO A 3% TAKE-UP FEE. PLEASE NOTE THAT OUR PROPOSAL CONTEMPLATES FREE TRANSFERABILITY AND TRADING OF THE RIGHTS. SEE QUESTION 9.


24.  Why does Whitehall request that RCPI waive its "excess shares" provisions?

     OUR PROPOSAL CONTEMPLATES THAT THE "EXCESS SHARE" PROVISION WILL NOT APPLY IN THE CONTEXT OF THE MERGER, AND THAT IN THE FUTURE, THE COMPANY WILL HAVE A STANDARD "EXCESS SHARE" PROVISION -- ONE THAT PERMITS THE BOARD OF DIRECTORS TO WAIVE THE "EXCESS SHARE" PROVISION WITH RESPECT TO ANY PERSONS OR TRANSACTIONS SO LONG AS SUCH WAIVER DOES NOT ADVERSELY AFFECT THE REIT STATUS OF THE ENTITY.


25. Would Whitehall defer the September 22, 1995 expiration of the letter agreement?

     WE WOULD BE PLEASED TO CONSIDER EXTENDING THE EXPIRATION DATE AT THE REQUEST OF THE COMPANY.


26.  Other Comments.

     WE NOTE THAT THE ADDITIONAL WARRANTS CONTEMPLATED BY OUR PROPOSAL UNDER THE ANTI-DILUTION PROVISIONS OF OUR WARRANT AGREEMENT WOULD HAVE AN EXERCISE PRICE OF $6.50, AND THEREFORE WOULD BE LESS DILUTIVE TO THE SHAREHOLDERS AND MUCH LESS VALUABLE THAN NEW WARRANTS ISSUED AT A LOWER PRICE.

     FURTHER, WE NOTE THAT THE 14% DEBENTURES PROVIDE SEVERAL ADVANTAGES TO THE COMPANY COMPARED TO SHORT-TERM FLOATING RATE DEBT. THE DEBENTURES HAVE A 12-YEAR TERM, A FIXED INTEREST RATE, A PAY-IN-KIND FEATURE, ARE SUBORDINATED TO CERTAIN OTHER DEBT, AND REQUIRE NO FEES. ALL OF THESE CONSIDERATIONS BENEFIT THE SHAREHOLDERS COMPARED TO SHORT-TERM FLOATING RATE DEBT.

                                    EXHIBIT A

Summary Fully-Diluted Ownership Table

                                    Public
                                  Exercises/      Public and
                    Current        Whitehall    Whitehall both   Public does
                   Ownership       Does Not        Exercise      not Exercise
-----------------------------------------------------------------------------

Public                  80.0%          63.7%           63.7%           45.5%

Whitehall
     Common              0.0%          18.3%           18.3%           36.5%

     Warrants           19.9%          18.0%           18.0%           18.0%
                       -----          -----           -----           -----
Total Whitehall         19.9%          36.3%           36.3%           54.5%


Total                  100.0%         100.0%          100.0%          100.0%

CASE #1: PUBLIC EXERCISES/WHITEHALL DOES NOT EXERCISE
(all numbers in $000's)


                                        Existing Ownership                                      Proposed Transaction
                         --------------------------------------------------------       ------------------------------------------
                                                               Fully Diluted
                            #           Warrants       --------------------------           #           Warrants            Fully
                         Shares          @$5.00           #                 %           Shares          @$6.50*            Diluted
                         ---------------------------------------------------------------------------------------------------------

Public                   38,261                0        38,261            80.10%        15,385                 0            15,385
Whitehall                     0            9,505         9,505            19.90%        15,385             5,647            21,032
                                           -----        ------           ------         ------             -----            ------

Total                    38,261            9,505        47,766           100.00%        30,769             5,647            36,417



                           Total-After Implementation of Transaction
                 -------------------------------------------------------------
                          Shares            Warrants       Fully Diluted
                 --------------------                    ---------------------
                    #            %                          #              %
                 -------------------------------------------------------------

Public           53,645        77.71%             0      53,645         63.72%
Whitehall        15,385        22.29%        15,153      30,538         36.28%
                 ------       ------         ------      ------        -------

Total            69,030       100.00%        15,153      84,183        100.00%



* Issued pursuant to antidilution provisions of Warrant Agreement from December 19, 1994 between Whitehall and RCPI under which RCPI is obligated to maintain Whitehall's warrant position at 19.9% on a fully-diluted basis. In our proposal, Whitehall would accept a voluntary reduction in the percentage of its warrant position to 18.0%. Whitehall would receive no additional warrants as a result of it being a purchaser of additional shares of common stock.

CASE #2: PUBLIC EXERCISES/WHITEHALL EXERCISES
(all numbers in $000's)


                                        Existing Ownership                                      Proposed Transaction
                         --------------------------------------------------------       ------------------------------------------
                                                               Fully Diluted
                            #           Warrants       --------------------------           #           Warrants            Fully
                         Shares          @$5.00           #                 %           Shares          @$6.50*            Diluted
                         ---------------------------------------------------------------------------------------------------------

Public                   38,261                0        38,261            80.10%        12,323                 0            12,323
Whitehall                     0            9,505         9,505            19.90%        18,446             5,647            24,094
                                           -----        ------           ------         ------             -----            ------

Total                    38,261            9,505        47,766           100.00%        30,769             5,647            36,417



                           Total-After Implementation of Transaction
                 -------------------------------------------------------------
                          Shares            Warrants       Fully Diluted
                 --------------------                    ---------------------
                    #            %                          #              %
                 -------------------------------------------------------------

Public           50,584        73.28%             0      50,584         60.09%
Whitehall        18,446        26.72%        15,153      33,599         39.91%
                 ------       ------         ------      ------        -------

Total            69,030       100.00%        15,153      84,183        100.00%


* Issued pursuant to antidilution provisions of Warrant Agreement from December 19, 1994 between Whitehall and RCPI under which RCPI is obligated to maintain Whitehall's warrant position at 19.9% on a fully-diluted basis. In our proposal, Whitehall would accept a voluntary reduction in the percentage of its warrant position to 18.0%. Whitehall would receive no additional warrants as a result of it being a purchaser of additional shares of common stock.

CASE #3: PUBLIC DOES NOT EXERCISE
(all numbers in $000's)



                                        Existing Ownership                                      Proposed Transaction
                         --------------------------------------------------------       ------------------------------------------
                                                               Fully Diluted
                            #           Warrants       --------------------------           #           Warrants            Fully
                         Shares          @$5.00           #                 %           Shares          @$6.50*            Diluted
                         ---------------------------------------------------------------------------------------------------------

Public                   38,261                0        38,261            80.10%             0                 0                 0
Whitehall                     0            9,505         9,505            19.90%        30,769             5,647            36,417
                                           -----        ------           ------         ------             -----            ------

Total                    38,261            9,505        47,766           100.00%        30,769             5,647            36,417



                           Total-After Implementation of Transaction
                 -------------------------------------------------------------
                          Shares            Warrants       Fully Diluted
                 --------------------                    ---------------------
                    #            %                          #              %
                 -------------------------------------------------------------

Public           38,261        55.43%             0      38,261         45.45%
Whitehall        30,769        44.57%        15,153      45,922         54.55%
                 ------       ------         ------      ------        -------

Total            69,030       100.00%        15,153      84,183        100.00%



* Issued pursuant to antidilution provisions of Warrant Agreement from December 19, 1994 between Whitehall and RCPI under which RCPI is obligated to maintain Whitehall's warrant position at 19.9% on a fully-diluted basis. In our proposal, Whitehall would accept a voluntary reduction in the percentage of its warrant position to 18.0%. Whitehall would receive no additional warrants as a result of it being a purchaser of additional shares of common stock.

EXHIBIT B



PERSONAL AND CONFIDENTIAL



August 28, 1995



Board of Directors
Rockefeller Center Properties, Inc.
1270 Avenue of the Americas
New York, New York  10020.

Attention:  Dr. Peter Linneman
            Chairman

Gentlemen:

We are prepared to waive the mandatory principal prepayment due September 1 in order to give you additional time to consider your alternatives and to avoid fees and other costs and restrictions in connection with the $33 million interim financing you have negotiated with the Zell Group.

We believe that the equityholders of RCPI would be better off if RCPI obtained a waiver of the Prepayment from GSMC and thereby avoided the conditions and fees required in the Zell Loan Transaction. Therefore, subject to your satisfying the conditions set forth in the attached form, GSMC is prepared to waive the Prepayment in exchange for a $500,000 waiver fee, which fee will be added to the balance of the GSMC loan.

As always, we remain eager to work with the Board constructively to help RCPI solve its liquidity problems while honoring its obligations.

As we indicated to you in our letter of August 11, 1995, we believe that the entire Zell recapitalization plan that formed the basis of the Zell Letter of Intent and is summarized in the Form 8-K is not in the best interests of the equityholders of RCPI. Please note that the GSMC waiver is not conditioned in any way on any action by RCPI respecting the Zell recapitalization plan. However, we hope that by relieving the time pressure created by the Prepayment, the waiver will help the Board to develop a financing plan that is in the best interests of the equityholders of RCPI and complies with all of RCPI's obligations.

Sincerely,

GOLDMAN, SACHS & CO.
on behalf of itself,
GOLDMAN SACHS MORTGAGE COMPANY and
WHITEHALL REAL ESTATE LIMITED
PARTNERSHIP V

                                     WAIVER


Goldman Sachs Mortgage Company ("GSMC") hereby agrees to waive the obligation of Rockefeller Center Properties, Inc. ("RCPI") to make the $33.7 million mandatory principal prepayment (the "Prepayment") due to GSMC on September 1 under Section 2.05(b) of the Loan Agreement, dated as of December 18, 1994, between RCPI and GSMC (the "GSMC Loan Agreement") on the following conditions: (a) RCPI does not consummate the loan and share issuance transactions contemplated by the Investment Agreement, dated August 18, 1995, between Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III and RCPI (the "Investment Agreement") or any similar transaction (and thereby terminates the Investment Agreement), (b) RCPI waives its right under the various agreements entered into between RCPI and Goldman, Sachs & Co. GSMC and Whitehall Street Real Estate Limited Partnership V (together, the "Whitehall Group") to borrow up to $10 million for working capital needs, and (c) RCPI agrees to pay to GSMC $500,000 as a waiver fee, which fee shall be added to the balance of the GSMC loan.

The waiver granted hereby does not constitute a waiver of any other provision of, or the obligation of RCPI to make any other payments under, the GSMC Loan Agreement or any agreement entered into between RCPI and any member of the Whitehall Group.

Please indicate your agreement to have GSMC waive the Prepayment on the terms set forth in this waiver by signing below in the space indicated and returning a copy of the executed waiver.

Sincerely,

GOLDMAN, SACHS & CO. on                 Agreed and Accepted:
behalf of itself, GOLDMAN
SACHS MORTGAGE COMPANY and              ROCKEFELLER CENTER
WHITEHALL REAL ESTATE                   PROPERTIES, INC.
LIMITED PARTNERSHIP V


____________________________            ____________________

                               NBC/EOH TERM SHEET
                            Date: September 11, 1995

    1. LEASE MODIFICATIONS. Except as otherwise provided herein and as may be required to conform to the bondable lease transaction, all existing rights and privileges of NBC in the existing Lease (the "Lease") to be retained, but modifications will be made to the Lease to accomplish the following in manner consistent with continued IDA benefit coverage:

    BONDABLE LEASE.  The lease will be modified to include the following:

-          Term:           27  years from  the later  of 1/1/96 or  consummation of  a plan of reorganization, but in no event later than 3/31/96

-          Rent:           $2,519,718.90 per month, payable in arrears

-          Expenses:       Triple net (bondable)

-          Casualty:       Triple net (bondable)

-          Condemnation:   Triple net (bondable)

-          Enhancement:    GE guaranty of NBC obligations

-          Bond Rating:    AAA/Aaa (Standard & Poor's/Moody's)

    SYSTEMS. NBC's right to assume electrical and chilled water systems to the extent they are solely for NBC, which expired in August 1989, will be reinstated and NBC's right to assume condenser water systems will be extended beyond the current December 15, 1995 termination date so long as such systems assumptions are based on sound engineering practices and do not adversely impact the delivery of such services to other tenants. Both assumption rights will continue until the Lease terminates. The capital cost of altering these mechanical systems would be paid by NBC and NBC will indemnify Landlord pursuant to a mutually acceptable indemnification arrangement for any damage caused by this work or the operations of the systems.

    ALTERATIONS. NBC will be permitted to make interior alterations without Landlord approval costing up to $1 million per project, so long as such alterations do not impact the structure of the building or conflict with its landmark status. NBC will indemnify Landlord pursuant to a mutually acceptable indemnity agreement for any damage resulting from such alterations made without Landlord's approval. Landlord and tenant will in good faith act to expedite review and approvals of alterations. All alterations will continue to require any necessary City inspections and approvals.

    SUBLEASING APPROVALS.    Landlord and  tenant  will  in good  faith  act  to
expedite review and approvals of proposed subleases.

    OPERATING COSTS. Landlord will meet periodically with NBC to review and explore possible reductions in operating costs of the Center, including common areas. Landlord will consider NBC's suggestions in good faith, but in the event of disagreement between the parties, Landlord will control the outcome. Landlord will use reasonable and customary accounting procedures for common charge allocations.

    MUSIC HALL. NBC will be granted a right of first offer with respect to any management/operating lease for Radio City Music Hall, subject only to the rights to be granted to Disney.

    NO COMPETING USES. No public area within the Center (including, without limitation, the skating rink) may be made available (except as may otherwise be required pursuant to the rights of current tenants) on a regular or continuous basis for commercial, sales, promotional, advertising, filming, or broadcasting or other marketing purposes competitive with NBC entertainment, sports, news or information businesses without specific advance NBC written consent; occasional one-time (time limited and previously scheduled in consultation with NBC) public activities would continue to be permitted.

    RESTRICTIONS ON OFFICE LEASING. In addition to existing limitations and restrictions in the Lease, no "Competitor" of NBC (i.e., any entity owning or controlling a network or a significant interest in one or more significant stations or in the video broadcasting business and any of its affiliates) shall be granted a lease or permitted by Landlord (where its sole discretion for approval is required) as the subtenant or occupant of any space in the Center without NBC's consent, unless the terms of such occupancy specify that such Competitor will not (i) utilize the common or public areas within the Center for promotional, advertising or other marketing purposes, (ii) conduct broadcasting from visible ground floor space, (iii) publicly (by broadcast, advertising, media announcements, or otherwise) make use of the name "Rockefeller Center" or its image or the image of any of its prominent parts for promotional or marketing purposes, or (iv) conduct ongoing retail sales from or at such space.

    RESTRICTIONS ON RETAIL SPACE USE. At 30 Rockefeller Center and in the designated "red zone" of public area routinely used by NBC in broadcast activities (see attached map), NBC will have right to unobstructed views, free from visible occupancy, signs, or symbols of Competitors. This restriction shall lapse if and when NBC no longer broadcasts from Studio 1A and does not otherwise utilize the "red zone" in production or for other promotional purposes.

    AGREED NBC ACTIVITY.   NBC agrees that during  the Lease, it shall  continue
substantial broadcast and production activities in the Center.

    INSURANCE.   Landlord shall pay or  reimburse the full incremental amount of any increase in NBC's current insurance cost resulting from the bondable lease transaction.

    PURCHASE OPTION. Either the Lease or a separate instrument will provide to NBC a purchase option for the condominium units it occupies (subject to the continued fee ownership of those units by IDA for IDA benefit purposes) in 2022 at a net price equal to 94% of the then fair market value of such units on a basis to be agreed.

    2. EQUITY INVESTMENT. NBC will, subject to completion of due diligence, invest $62,500,000 in the equity on a parity basis with the other members of the Zell investor group and will be entitled to a 25% interest in a portion of the Group's $250,000,000 aggregate investment. A representative of NBC or GE will receive one of the nine seats on the REIT Board of Directors.

    3. FEES AND EXPENSES. Landlord shall reimburse NBC for all expenses related to the bondable lease transaction including, but not limited to, attorneys' fees, [investment banking fees and expenses, lease-backed bond underwriting fees] and expenses, SEC fees, printing costs, rating agencies, trustee and servicer fees, and engineering reports, it being understood that NBC shall bear no expense in connection with the bondable lease transaction except for the payment of its rent obligations under the Lease. Payment of other NBC expenses in connection with the transactions described herein (other than the bondable lease transaction) shall be agreed upon.

    4. STUDIO 1A (TODAY STUDIO). Lease for this space shall be modified to provide for rent beginning 1/1/96 to be $665,000 per annum payable monthly in arrears. Additionally, NBC shall have three five-year options at the same rent to extend this lease from 1/1/04 through 12/31/18. If NBC ceases operation of broadcasting operations from Studio 1A for a continuous period to be determined, it shall surrender the lease to Landlord at Landlord's request. In event of sublease by NBC, Landlord shall be entitled to 100% of sublease profit for this space. Landlord reserves the right to approve of sublessee but shall not unreasonably withhold such approval.

    5. PUBLICITY. Neither party shall make any public announcement or disclosure of the terms of this letter or of its existence without the consent of the other.

    6. NON-BINDING EFFECT. Except for the provisions of paragraph 5 concerning limitations on publicity, this letter shall not constitute a binding agreement and neither party shall have any legal obligations to the other unless and until definitive agreements have been negotiated and executed by the parties hereto. The transaction shall be subject to NBC, GE, and REIT Board approvals and any necessary regulatory approvals.

Acknowledged for the purposes stated:

------------------------------------------------------------------
------------------------------------------------------------------
L. Rutkowski
                                           R. Kincaid
NBC
                                           EOH
--------------------------
R. Scarlata
RCPI

                                                                    CONFIDENTIAL


BOARD OF DIRECTORS
CONFIDENTIAL INFORMATION PACKAGE SUPPLEMENT


September 22, 1995



PaineWebber Incorporated

                                                                    CONFIDENTIAL


TABLE OF CONTENTS

NOTE: THIS INFORMATION SUPPLEMENTS THE CONFIDENTIAL INFORMATION PACKAGE DATED SEPTEMBER 22, 1995 WHICH WAS DELIVERED TO THE BOARD OF DIRECTORS ON SEPTEMBER 20, 1995.

I.        Updated Case 2 Cash Flow Projections

          --    STATUS QUO
          --    WITH NBC LEASE MODIFICATIONS

II.       Projected Dividend Distributions

          --    ZELL TRANSACTION BASE SCENARIO
          --    ZELL TRANSACTION ALTERNATIVE SCENARIO
          --    GOLDMAN PROPOSAL BASE SCENARIO
          --    GOLDMAN PROPOSAL ALTERNATIVE SCENARIO


PaineWebber Incorporated

                                                                    CONFIDENTIAL


I. UPDATED CASE 2 CASH FLOW PROJECTIONS

OVERVIEW

- Rockefeller Center property cash flow projections have been prepared by The Realtech Group and assume a lease-up to an approximate 96% economic occupancy by January 1, 1998. The projections are the Case 2 cash flow projections presented to the Board of Directors on August 3, 1995, as updated by The Realtech Group to reflect recent leasing.

-    Cash flow projections have been prepared under two separate scenarios:
     (i) the "Status Quo" scenario reflects the projected cash flow assumptions as described above and (ii) the "With NBC Lease Modification" scenario reflects the Status Quo scenario with a modified cash flow stream due to the change in NBC's lease payment schedule.

     -- As stated in the Letter of Intent signed by RCPI, Equity Office Holdings and NBC, NBC will modify its current lease payment schedule to a triple-net rent lease under which it will pay a monthly rent of approximately $2.5 million through December 31, 2022 on its 1.28 million feet of space
          (1).

- These updated Case 2 cash flow projections provide the Rockefeller Center cash flows which serve as the basis for the net present value analyses performed on the Zell Transaction and Goldman Proposal which are outlined in the Confidential Information Package.

---------------
(1) Does not include the approximately 19,000 square-foot "Studio 1A" lease or any additional space leased by General Electric or NBC subsequent to the 1988 lease agreement.


PaineWebber Incorporated                                                       1

                                                                    CONFIDENTIAL


UPDATED CASE 2 CASH FLOW PROJECTIONS
     -- STATUS QUO


PROJECTED CASE 2 CASH FLOWS BASED ON APPRAISAL ASSUMPTIONS WITH LEASE-UP BY JANUARY 1, 1998
-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              1996           1997            1998           1999            2000           2001
-----------------------------------------------------------------------------------------------------------------------------

Effective Gross Income                 $198,113       $237,061        $287,093       $299,181        $306,292       $313,931
Total Operating Expense (1)             148,179        153,893         161,320        169,119         177,307        188,455
                                       --------       --------        --------       --------        --------       --------
    Net Operating Income               $ 49,934       $ 83,168        $125,773       $130,063        $128,984       $125,476
Tenant Work                            $ 21,513       $ 21,096        $  2,764       $  4,118        $  4,968       $ 11,530
Leasing Commissions                      10,048          8,791           1,411          2,126           3,417          7,097
Capitalized Expense (2)                  14,644         12,485          14,167         20,825          11,775          7,350
                                       --------       --------        --------       --------        --------       --------
    Total Property Investment          $ 46,205       $ 42,372        $ 18,342       $ 27,069        $ 20,160       $ 25,977
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $  3,729       $ 40,797        $107,431       $102,993        $108,824       $ 99,499
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              2002           2003            2004           2005            2006           2007
-----------------------------------------------------------------------------------------------------------------------------

Effective Gross Income                 $333,304       $354,587        $363,907       $368,227        $380,469       $406,894
Total Operating Expense                 197,483        206,963         216,916        227,367         238,340        249,863
                                       --------       --------        --------       --------        --------       --------
   Net Operating Income                $135,820       $147,624        $146,991       $140,860        $142,128       $157,031
Tenant Work                            $  9,471       $  4,543        $ 13,572       $ 12,272        $ 22,804       $ 18,976
Leasing Commissions                       6,182          2,250           9,993          9,403          12,037         10,486
Capitalized Expense (2)                   7,000          7,000           7,000          7,280           7,571          7,874
                                       --------       --------        --------       --------        --------       --------
   Total Property Investment           $ 22,653       $ 13,793        $ 30,565       $ 28,955        $ 42,412       $ 37,336
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $113,167       $133,831        $116,426       $111,906        $ 99,717       $119,695
-----------------------------------------------------------------------------------------------------------------------------


---------------
(1) Does not include potential New York City tax rebate in 1996 due to the uncertainty of the net impact to the property after reimbursements to tenants.
(2) Capital expenditures represent the Borrower's budget through 2004 and increase by the assumed growth rate thereafter.


PaineWebber Incorporated                                                       2

                                                                    CONFIDENTIAL


UPDATED CASE 2 CASH FLOW PROJECTIONS
     -- WITH NBC LEASE MODIFICATIONS


PROJECTED CASE 2 CASH FLOWS BASED ON APPRAISAL ASSUMPTIONS WITH LEASE-UP BY JANUARY 1, 1998
-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              1996           1997            1998           1999            2000           2001
-----------------------------------------------------------------------------------------------------------------------------

Effective Gross Income                 $217,577       $250,632        $282,984       $295,072        $302,183       $309,822
Total Operating Expense (1)             148,179        153,893         161,320        169,119         177,307        188,455
                                       --------       --------        --------       --------        --------       --------
    Net Operating Income               $ 69,398       $ 96,739        $121,664       $125,954        $124,875       $121,367
Tenant Work                            $ 21,513       $ 21,096        $  2,764       $  4,118        $  4,968       $ 11,530
Leasing Commissions                      10,048          8,791           1,411          2,126           3,417          7,097
Capitalized Expense (2)                  14,644         12,485          14,167         20,825          11,775          7,350
                                       --------       --------        --------       --------        --------       --------
    Total Property Investment          $ 46,205       $ 42,372        $ 18,342       $ 27,069        $ 20,160       $ 25,977
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $ 23,193       $ 54,368        $103,322       $ 98,884        $104,715       $ 95,390


-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              2002           2003            2004           2005            2006           2007
-----------------------------------------------------------------------------------------------------------------------------
Effective Gross Income                 $329,195       $350,478        $359,798       $364,118        $376,360       $401,497
Total Operating Expense                 197,483        206,963         216,916        227,367         238,340        249,863
                                       --------       --------        --------       --------        --------       --------
    Net Operating Income               $131,711       $143,515        $142,882       $136,751        $138,019       $151,634
Tenant Work                            $  9,471       $  4,543        $ 13,572       $ 12,272        $ 22,804       $ 18,976
Leasing Commissions                       6,182          2,250           9,993          9,403          12,037         10,486
Capitalized Expense (2)                   7,000          7,000           7,000          7,280           7,571          7,874
                                       --------       --------        --------       --------        --------       --------
    Total Property Investment          $ 22,653       $ 13,793        $ 30,565       $ 28,955        $ 42,412       $ 37,336
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $109,058       $129,722        $112,317       $107,797        $ 95,608       $114,298
-----------------------------------------------------------------------------------------------------------------------------


---------------
(1) Does not include potential New York City tax rebate in 1996 due to the uncertainty of the net impact to the property after reimbursements to tenants.
(2) Capital expenditures represent the Borrower's budget through 2004 and increase by the assumed growth rate thereafter.


PaineWebber Incorporated                                                       3

                                                                    CONFIDENTIAL


II.  ZELL TRANSACTION
     -- BASE SCENARIO DIVIDEND DISTRIBUTIONS


DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $0.51       $ 0.40
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.54         $0.60         $0.58         $0.53        $0.41       $ 0.60
Distributions to Warrant & SAR Holders (1)       $0.13         $0.19         $0.17         $0.12        $  --       $ 0.18
Residual Value in Terminal Year (2)                                                                                 $17.74
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $ 0.51
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $11.39
------------------------------------------------------------------------------------------------------------------


---------------
(1) It is assumed that distributions will continue to be made to warrant and SAR holders as per the warrant and SAR agreements dated December 18, 1994. Under these agreements, warrant and SAR holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and (i) with respect to years ending on or before December 31, 2000, $0.60 or (ii) thereafter, the product of the warrant or SAR exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share is calculated as property sale proceeds, plus cash on Nureit's balance sheet, plus cash received from the conversion of warrants and SARs, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       4

                                                                    CONFIDENTIAL


ZELL TRANSACTION
     -- ALTERNATIVE SCENARIO DIVIDEND DISTRIBUTIONS


DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $0.51       $ 0.40
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.52         $0.68         $0.54         $0.50        $0.39       $ 0.55
Distributions to Warrant & SAR Holders (1)       $0.08         $0.24         $0.11         $0.07        $  --       $ 0.12
Residual Value in Terminal Year (2)                                                                                 $14.79
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $ 0.51
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $10.03
------------------------------------------------------------------------------------------------------------------


---------------
(1) It is assumed that distributions will continue to be made to warrant and SAR holders as per the warrant and SAR agreements dated December 18, 1994. Under these agreements, warrant and SAR holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and (i) with respect to years ending on or before December 31, 2000, $0.60 or (ii) thereafter, the product of the warrant or SAR exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share is calculated as property sale proceeds, plus cash on Nureit's balance sheet, plus cash received from the conversion of warrants and SARs, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       5

                                                                    CONFIDENTIAL


GOLDMAN PROPOSAL
     -- BASE SCENARIO DIVIDEND DISTRIBUTIONS



DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.08         $0.60         $0.60        $0.60       $ 0.29
Distributions to Warrant Holders (1)             $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.48         $0.60         $0.53         $0.47        $0.30       $ 0.57
Distributions to Warrant Holders (1)             $0.03         $0.16         $0.08         $0.02        $  --       $ 0.12
Residual Value in Terminal Year (2)                                                                                 $17.46
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.08         $0.60         $0.60        $ 0.60
Distributions to Warrant Holders (1)             $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $10.82
------------------------------------------------------------------------------------------------------------------


--------------

(1) It is assumed that distributions will continue to be made to warrant holders as per the warrant agreements dated December 18, 1994. Under these agreements, warrant holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and
     (i) with respect to years ending on or before December 31, 2000, $0.60 or
     (ii) thereafter, the product of the warrant exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share is calculated as property sale proceeds, plus cash on Nureit's balance sheet, plus cash received from the conversion of warrants, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       6

                                                                    CONFIDENTIAL


GOLDMAN PROPOSAL
     -- ALTERNATIVE SCENARIO DIVIDEND DISTRIBUTIONS


DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.19         $0.60         $0.60        $0.60       $ 0.32
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.49         $0.60         $0.53         $0.48        $0.33       $ 0.57
Distributions to Warrant & SAR Holders (1)       $0.04         $0.15         $0.08         $0.03        $  --       $ 0.12
Residual Value in Terminal Year (2)                                                                                 $16.37
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.19         $0.60         $0.60        $ 0.60
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $10.39
------------------------------------------------------------------------------------------------------------------


---------------
(1) It is assumed that distributions will continue to be made to warrant holders as per the warrant agreements dated December 18, 1994. Under these agreements, warrant holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and
     (i) with respect to years ending on or before December 31, 2000, $0.60 or
     (ii) thereafter, the product of the warrant exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share, calculated as property sale proceeds, plus cash on REIT's balance sheet, plus cash received from the conversion of warrants, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       7